Exhibit (a)(1)(H)

ORGANOVO HOLDINGS, INC.

SUPPLEMENTAL COMPANY INFORMATION DATED DECEMBER 4, 2012

DESCRIPTION OF BUSINESS

Overview

We have developed and are commercializing a platform technology for the generation of three-dimensional (3D) human tissues that can be employed in drug discovery and development, biological research, and as therapeutic implants for the treatment of damaged or degenerating tissues and organs. We intend to introduce a paradigm shift in the approach to the generation of three-dimensional human tissues, by creation of constructs in 3D that have the potential to replicate native human biology. We can improve on previous technologies by moving away from monolayer 2D cell cultures and by enabling all or part of the tissues we create to be constructed solely of cells. We believe our expertise in printing small-diameter, fully cellular human blood vessels in vitro provides a strong foundation upon which other tissues can be built to replicate human biology and human disease. We believe that our broad and exclusive commercial rights to patented and patent-pending 3D bioprinting technology, combined with strengths in engineering and biology, put us in an ideal position to provide a wide array of products for use in research, drug discovery and regenerative medicine therapies.

Our foundational proprietary technology derives from research led by Dr. Gabor Forgacs, a Professor of Biophysics at the University of Missouri. We have a broad portfolio of intellectual property rights covering principles, enabling instrumentation applications and methods of cell based printing, including exclusive licenses to certain patented and patent pending technologies from the University of Missouri-Columbia and Clemson University, and outright ownership of six pending patent applications (the patents and patent rights described in this paragraph are sometimes collectively referred to as the “Intellectual Property Rights”). See “— Intellectual Property”.

We believe that our portfolio of Intellectual Property Rights provides a strong and defensible market position for the commercialization of 3D bioprinting technology.

We believe we have the potential to build and maintain a sustainable business by leveraging our core technology platform across a variety of applications. As part of our business strategy we intend to pursue collaboration agreements with drug development companies that will allow us to further develop our 3D bioprinting technology and the potential uses of the cellular structures and tissues that can be produced with our technology. We also plan to develop research products with our 3D bioprinting technology that can be offered to third parties involved in drug discovery. We currently have collaborative research agreements currently in effect with Pfizer, Inc. (“Pfizer”) and United Therapeutic Corporation (“Unither”). We have also secured five federal grants in the aggregate amount of approximately $955,000 including Small Business Research Innovation grants and developed the NovoGen MMX Bioprinter™ (our first-generation 3D bioprinter) — within two and one half years of opening our first facilities. We believe these corporate achievements provide strong validation for the commercial viability of our technology.

As of September 30, 2012, we had devoted substantially all of our efforts to product development, raising capital and building infrastructure. We did not, as of that date, realize significant revenues from our planned principal operations. Accordingly, we are considered to be in the development stage.

The Technology

Our technology is centered around a core 3D bioprinting method, represented by our bioprinting instrument, the NovoGen MMX Bioprinter™. The 3D bioprinting technology enables a wide array of tissue compositions and architectures to be created, using combinations of cellular ‘bio-ink’ (building blocks comprised solely of cells), hydrogel (building blocks comprised of biocompatible gels), or hybrid ‘bio-ink’ (building blocks comprised of a mixture of cells and material such as hydrogel). A key distinguishing feature of our bioprinting platform is the ability to generate three-dimensional constructs that have all or some of their components comprised entirely of cells. The fully-cellular feature of our technology enables architecturally- and compositionally-defined 3D human tissues to be generated for in vitro use in drug discovery and development to potentially replicate the functional biology of a solid, fully cellular tissue. Furthermore, fully cellular constructs may offer specific advantages for regenerative medicine applications where bioactive cells are required and three-dimensional configuration is necessary, such as augmenting or replacing functional mass in tissues and organs that have sustained acute or chronic damage.

We plan to develop research products with our 3D bioprinting technology that can be offered to third parties involved in drug discovery. We intend to deliver the following products to the market:

•

Three-dimensional models of human tissue for utilization in traditional absorption, distribution, metabolism, excretion (ADME) / toxicology (TOX) / and drug metabolism and pharmacokinetics (DMPK) testing in drug development.

•	Specific models of human biology or pathophysiology, in the form of three-dimensional human tissues, and for use in drug discovery, development, and delivery.

•

Three-dimensional human tissues for use as therapeutic regenerative medicine products, such as blood vessels for bypass grafting, nerve grafts for nerve damage repair and cardiac patches for treatment of heart disease.

•	3D bioprinters for use in medical research.

•	A portfolio of consumables for use in 3D bioprinting.

As part of our business strategy we intend to pursue collaboration agreements with drug development companies that will allow us to further develop our 3D bioprinting technology and the potential uses of the cellular structures and tissues that can be produced with our technology. We currently have a collaborative research agreement with Pfizer to develop specific three-dimensional tissue models. We are engaged in the development of specific 3D human tissues to aid Pfizer in discovery of successful therapies in two areas of interest. In addition, in October 2011, we entered into a research agreement with Unither to establish and conduct a research program to discover treatments for pulmonary hypertension using our NovoGen MMX Bioprinter™ technology.

Market Opportunity

We believe that our bioprinting technology is uniquely positioned to provide three-dimensional human tissues for use in drug discovery and development as well as a broad array of tissues suitable for therapeutic use in regenerative medicine applications. While there are rapid-prototyping printers currently available that build three-dimensional structures out of polymers (often used for prototyping of plastic parts for tools or devices), these instruments are not specifically designed or intended for use with purely cellular inks in building biologic tissues and we do not believe that the firms working on these instruments have the required biology expertise to create tissues using these instruments at this time. There are multiple markets addressable by our technology platform:

1)	Specialized Models for Drug Discovery and Development: The NovoGen MMX Bioprinter™ can produce highly specialized three-dimensional human tissues that can be utilized to model a specific tissue physiology or pathophysiology. Our bioprinting technology has demonstrated the ability to create human blood vessel constructs, and to create fully human tissue containing capillary structures. These capabilities are anticipated to broaden the scope and scale of 3D tissues that can be generated, and to facilitate the development of disease models in such areas as cardiovascular disease, oncology, and fibrosis.

2)

Biological Research Tools: Absorption, distribution, metabolism, excretion (ADME) testing is used to determine which factors enhance or inhibit how a potential drug compound reaches the blood stream. Distribution of a compound can be affected by binding to plasma proteins; age, genetics, and other factors can influence metabolism of a compound; and the presence of certain disease states can have effects on excretion of a compound. Many companies perform ADME studies utilizing various cell-based assays or automated bioanalytical techniques. Drug metabolism and pharmacokinetics (DMPK) testing is a subset of

ADME. Determining the DMPK properties of a drug helps the drug developer to understand its safety and efficacy. Toxicology (TOX) testing is a further requirement to determine the detrimental effects of a particular drug on specific tissues. We believe that the NovoGen MMX Bioprinter™ is positioned to deliver highly differentiated products for use in traditional cell-based ADME / TOX / DMPK studies. Products in this arena may replace or complement traditional cell-based assays that typically employ primary hepatocytes, intestinal cell lines, renal epithelial cells and cell lines grown in a traditional two-dimensional format. Importantly, the combination of tissue-like three-dimensionality and human cellular components is believed to provide an advantage over non-human animal systems toward predicting in vivo human outcomes.

3)	Regenerative Medicine: The field of regenerative medicine is advancing via multiple strategic approaches in development and practice, including cell therapies and scaffold-based products (+/- cells). The architectural precision and flexibility of our technology may facilitate the optimization, development, and clinical use of three-dimensional tissue constructs. Importantly, our technology offers a next-generation strategy whereby three-dimensional structures can be generated without the use of scaffolding or biomaterial components. The ultimate goal is to enable fully cellular constructs to be generated in a configuration compatible with surgical modes of delivery, thereby enabling restoration of significant functional mass to a damaged tissue or organ.

We believe that our technology can capitalize, via strategic partnerships, on additional market opportunities in the provision of enabling tools for drug discovery and development as well as the discovery and development of therapeutic implants that augment or replace damaged tissues and organs. There are multiple short- and long-term revenue opportunities for us in these areas, including direct sales of 3D human tissue constructs for drug screening and development, licensing fees for commercial access to our technology, and royalties from product enablement, particularly in the area of therapeutic products for regenerative medicine.

Background on Bioprinting

The formation of ‘bio-ink’ — the cell-based building blocks that can be dispensed by our bioprinter — relies on the demonstrated principle that groups of individual cells will self-assemble to generate aggregates, through the actions of cell surface proteins that bind to each other and form junctions between cells. Furthermore, if two or more compatible self-assembled aggregates are placed in close proximity, under the proper conditions they will fuse to generate larger, more complex structures via physical properties analogous to those that drive fusion of liquid droplets. The concept of tissue liquidity originated in studies of developmental biology, where it was noted that developing tissues have liquid-like properties that enable individual cellular components to pattern each other, migrate, organize, and differentiate. As development progresses, tissues transition from a dynamic viscous liquid state to a more static semi-solid state, largely driven by the compartmentalized organization of cellular components and production within the organized tissue of extracellular matrix proteins that provide the mature tissue with the biomechanical properties required for tissue-specific function.

Figure 1 demonstrates self-assembly and tissue liquidity using cellular aggregates generated from developing chicken heart tissue, showing that two adjacent aggregates will fuse over time and generate a larger cellular structure. This basic behavior can be leveraged to form more complex structures whereby aggregates are arranged in a specific geometry that can recapitulate shapes and architectures commonly found in tissues and organs, including tubes and multi-layered structures.

Figure 2 shows that the phenomenon of aggregate fusion in embryonic tissue can be extended to adult-derived cultured mammalian cells, as demonstrated by the fusion of adult hamster ovary epithelial cell aggregates to form toroid (ring) structures when placed into that geometry and held for about 120 hours.

The NovoGen MMX Bioprinter™

Our NovoGen MMX Bioprinter™ is an automated device that enables the fabrication of three-dimensional (3D) living tissues comprised of mammalian cells. A custom graphic user interface (GUI) facilitates the 3D design and execution of scripts that direct precision movement of the dispensing heads to deposit cellular building blocks (‘bio-ink’) or supporting hydrogel. The unit fits easily into a standard biosafety cabinet, eliminating the need to purchase ancillary equipment or make facility modifications to maintain sterility of bioprinted tissues during the printing process. The speed and precision of this instrument enables the production of small-scale tissue models for drug discovery as well as various drug absorption and toxicology assays. The NovoGen MMX Bioprinter™ (Figure 3) went from in-licensing and initial design to commercial production in less than two years.

We are currently using a third party manufacturer, Invetech Pty., of Melbourne, Australia, to manufacture our NovoGen MMX Bioprinter. Under our manufacturing and supply agreement with Invetech, Invetech has agreed to manufacture our bioprinters for a certain budgeted cost, which cost decreases as we increase the number of bioprinters manufactured. Either party can terminate the manufacturing and supply agreement at any time. Although Invetech is currently a sole source manufacturer for our bioprinters, we believe we can locate a number of other third party manufacturers with the requisite expertise to manufacturer our bioprinters without significant delays or costs should Invetech elect to terminate their agreement with us.

The first step in bioprinting is preparation of the bio-ink aggregates, which are typically generated in spherical or cylindrical format. Bio-ink can be generated from a wide variety of cell types, including cell lines, primary cells, stromal cells, epithelial cells, endothelial cells, and progenitor cells. Bio-ink production begins with the creation of a thick ‘cell paste’ comprised of a slurry of cells and containing any other components required to be part of the final tissue composition. The cell paste is into spherical aggregates, cylindrical bio ink, or another building block form. After a maturation period the bio-ink is loaded into the bioprinter, which then dispenses the building blocks in the geometry specified by the user, with a bio-inert hydrogel serving as a physical support for the bioprinted tissue as well as occupying any negative space included in the design.

The NovoGen MMX Bioprinter™ has proved to be a powerful enabling tool for the design, optimization, and fabrication of viable 3D human tissues, based on our internal product discovery and development efforts as well as the experience of our corporate partners and customers. Continuing use of the NovoGen MMX Bioprinter™ in the pursuit of multiple drug discovery and therapeutic applications has provided key insights that will be utilized in the evolution of the bioprinter platform. We believe that purpose-driven improvements and added product features, combined with new capabilities enabled by additional in-licensed intellectual property, will enhance our ability to deliver commercially viable outputs for corporate partners in drug development and implantable therapeutics.

The NovoGen MMX Bioprinter has won the following awards and accolades:

•	2010 International Society for Biofabrication Meeting - Special Award

•	2010 TIME Magazine “50 Best Inventions of 2010”

•	2011 Australian Engineering Innovation Award, sponsored by the Australian government

Organovo was also celebrated as “Dealmaker of the Year 2011—Firm” by the Fermanian Business and Economic Institute and included in MIT Technology Review’s 2012 TR50 List of the World’s Most Innovative Companies.

In 2011 and early 2012 we provided, or will provide, NovoGen MMX Bioprinters™ for use by the following institutions, among others, for research purposes: Harvard Medical School, Wake Forest University, and the Sanford Consortium for Regenerative Medicine (“SCRM”). The SCRM is a new institution which opened in November, 2011, comprised of faculty from the Salk Institute, The Scripps Research Institute, the University of California, San Diego, Sanford-Burnham Medical Research Institute, and La Jolla Allergy and Immunology Institute. We believe that the use of our bioprinting platform by major research institutions will increase the value of the platform and create future opportunities for intellectual property licensing.

Specific Applications for 3D Human Tissues

Our bioprinting technology and surrounding intellectual property and commercial rights serve as a platform for product generation across multiple markets that employ cell- and tissue-based products and services. The core capability of our technology is the production of human tissues with the potential to recapitulate human biology. Once generated, these in vivo- like human tissues may be suitable for a variety of applications such as research tools, specialized models of tissue pathobiology, and implantable therapeutics for tissue engineering and regenerative medicine (Figure 4). Importantly, the basic fabrication and maturation protocols that generate functional micro-scale tissues for in vitro use will serve as a foundation for the design and manufacture of larger-scale tissues intended for therapeutic use to augment or replace damaged or degenerating organs.

Collaborative Agreements

As part of our business strategy, we intend to pursue collaboration agreements with drug development companies that will allow us to further develop our bioprinter technology and the potential uses of the cellular structures and tissues that can be produced with our bioprinter technology. Under these collaboration agreements, we and the drug development company will conduct research to pursue drug discovery utilizing the three dimensional cellular structures developed with our bioprinter technology. Currently, drug therapy research and testing generally involves testing drug candidates and therapies on monolayer two dimensional cell cultures that attempt to mimic damaged or degenerating tissues. We believe the use of our technology, which creates three dimensional cellular structures, will enhance and facilitate drug discovery.

Our collaboration agreements typically provide for the parties to mutually develop a research plan and timeline. Each collaboration partner is required to provide the other party reports describing the applicable party’s progress under such research plan. Our collaborative agreements generally have a term of the later of one to three years, or the completion by us of the applicable research plan. The agreements provide for certain upfront payments and milestone payments throughout the term related to our research and development obligations under the agreement. In addition, the collaboration agreements provide for a future licensing arrangement between the parties, with royalties payable to us, if the drug development company is successful in identifying a drug candidate or therapy utilizing our bioprinter technology. These agreements also provide customary mutual indemnities and contain standard representations and warranties.

Our first two collaboration agreements are with Pfizer, Inc. (“Pfizer”) and United Therapeutics Corporation (“Unither”). In December 2010, we entered into a collaborative research agreement with Pfizer to develop tissue based drug discovery assays in two therapeutic areas utilizing our NovoGen MMX Bioprinter ™ technology. To date, Pfizer has paid us all amounts due under the agreement and we anticipate completing the research plan by July 2012. We anticipate that the agreement will be extended past July 2012; although we can give no assurance that it will in fact be so extended. In October 2011, we entered into a research agreement with Unither to establish and conduct a research program to discover treatments for pulmonary hypertension using our NovoGen MMX Bioprinter ™ technology, which remains in effect until the later of 30 months from its commencement or our completion of the contracted research. Additionally, under the research agreement with Unither, we granted Unither an option to acquire from us a worldwide, royalty-bearing license in certain intellectual property created under the research agreement solely for use in the treatment or prevention of pulmonary hypertension and all other lung diseases. The license would provide for certain milestone payments and minimum annual royalties and sales-based royalties.

Federal Grants

We have received five federally funded grants to date. In August, 2009 and August, 2010 we received grants from National Heart, Lung, and Blood Institute, a division of the Department of Health and Human Services, to fund our research in connection with building and testing multi-layered fully biological blood vessel substitutes and bioprinting with specialized adult stem cells derived from adipose (fat) tissue. The total amount of these grants was $267,625. In October, 2010 we received two grants from the federal government relating to our projects titled “Biological 3D Bioprinted Blood Vessel” and “NovoGen 3D Bioprinter Development.” The total amount of these grants was $397,287. In March 2012, we received a $290,053 grant from the National Institutes of Health to support the development of functional human liver tissue utilizing our bioprinting technology.

Competition

We are subject to significant competition from pharmaceutical, biotechnology, and diagnostic companies; academic and research institutions; and government or other publicly-funded agencies that are pursuing the development of research tools and therapeutic products that otherwise address the needs of our potential customers.

We believe our future success will depend, in large part, on our ability to maintain a competitive position in our field. Biopharmaceutical technologies have undergone and are expected to continue to undergo rapid and significant change. We or our competitors may make rapid technological developments which may cause our research tools or therapeutic products to become obsolete before we recover the expenses incurred. The introduction of less expensive or more effective therapeutic discovery and development technologies, including technologies that may be unrelated to our field, may also make our technology less valuable or obsolete. We may not be able to make the necessary enhancements to our technologies or research tools to compete successfully with newly emerging technologies. The failure to maintain a competitive position in the biopharmaceutical field may result in decreased revenues.

We are a platform technology company dedicated to the development and production of 3D human tissues that service both the drug development and regenerative medicine industries. To our knowledge, there are no other companies with a similar platform technology or marketed products.

Set forth below is a discussion of competitive factors for each of the broad markets in which we intend to utilize our technology:

Highly Specialized Models for Drug Discovery: This aspect of our business is driven by leveraging our technology as a high-end partnered service that enables a customer to discover or optimally formulate a pharmacologic product that delivers a specific therapeutic effect, or avoids a particular side effect. In addition to revenue generated from the tissue production work, additional revenues are possible in the form of up-front license fees, milestone payments, know-how payments, and royalties. We can provide the customer access to tissues as a service or can produce and supply the tissues to customers; both options are designed to generate continuing revenue. Competition in this area arises mainly from two sources, traditional cell-based in vitro culture approaches and traditional in vivo animal models and testing.

We believe that an important factor distinguishing our approach from that of our competitors is our ability to build models that are composed of human cells and have a 3D tissue-like configuration (i.e., able to generate results that are not subject to inherent limitations of 2D monolayer culture). We acknowledge, however, that there are some areas of research for which the existing methods (2D cell culture and/or animal studies) are adequate and 3D in vitro human tissues are not sufficiently advantageous.

Tools for Research and Drug Development: We intend to employ our technology to provide an array of broadly-applicable enabling tools and assays to the drug research markets. Examples of products in this segment of the business include future pipeline efforts in the development of 3D human tissue models that service the ADME/TOX/DMPK markets as alternatives or supplements to traditional cell-based assays and animal studies, and the NovoGen MMX Bioprinter™ instrument.

Competition in the bioprinter arena has been limited to date. We believe that we have a first mover advantage in being the first and only company to offer a purely cellular bioprinting system commercially, which does not rely on the presence of foreign, non-native polymer in the final tissue construct. Some academic groups have internally created inkjet bioprinting systems, but these systems have not been developed commercially to date and are unlikely to adapt as well to a commercial model.

Regenerative Medicine: This aspect of our business involves application of our 3D bioprinting technology to generate 3D human tissues suitable for implantation in vivo to augment or replace damaged or degenerating tissues. The majority of these efforts will be undertaken as partnered projects with leading therapeutic companies seeking to develop a tissue engineering / regenerative medicine product for a specific application. Near-term revenues would come from the funding of development work and, in some cases, licensing fees for access to our platform technologies. We expect longer-term revenues may arise from shared profits and royalties or other forms of income from successful clinical and commercial development of the tissue products. There are many companies pursuing the discovery, development, and commercialization of tissue-engineered products for a variety of applications, including but not limited to Organogenesis, Advanced BioHealing (recently acquired by Shire), Tengion, Genzyme (a subsidiary of Sanofi), HumaCyte and Cytograft Tissue Engineering. These companies represent potential competition for us but can also be potential partners. For any tissue-engineered / regenerative medicine product where three-dimensionality is desired, our platform has a unique ability to enable generation of prototypes, optimization of prototypes and protocols, and production of the tissue.

Intellectual Property

Our success depends in large part on our ability to obtain and enforce patents, maintain protection of trade secrets and operate without infringing the proprietary rights of third parties. We hold exclusive licenses to one U.S. patent, three U.S. patent applications and multiple corresponding international patent applications. We have filed six U.S. patent applications and corresponding international patent applications regarding our technology and its various uses in areas of tissue creation and utilization in drug discovery, including filings for specific tissue types.

In March, 2009, we obtained a world-wide exclusive license to a suite of intellectual property owned or licensed by the University of Missouri-Columbia (“MU”) covering the following two patent applications:

•	“Self-Assembling Cell Aggregates and Methods of Making Engineered Tissue Using the Same” (US 10/590,446); and

•	“Self-Assembling Multicellular Bodies and Methods of Producing a Three-Dimensional Biological Structure Using the Same” (PCT/US2009/48530) (the “MU 2009 License Agreement”).

The Company received official notification that the U.S. Patent and Trademark Office (the “USPTO”) issued a patent (No. 8,143,055) for the above mentioned patent application. The patent provides the Company with intellectual property rights to create cellular aggregates, to use cellular aggregates to create engineered tissue, and to employ cellular aggregates to create engineered tissue with no scaffold present.

In addition, in March, 2010, we obtained a world-wide exclusive license to additional intellectual property from MU, including a patent application covering the composition and method of manufacture of a nerve conduit (the “MU 2010 License Agreement”, and together with the MU 2009 License Agreement, the “MU License Agreements”). The patent application licensed to us under the MU 2009 License Agreement, entitled “Self-Assembling Multicellular Bodies and Methods of Producing a Three-Dimensional Biological Structure Using the Same” (Serial No. 12/491,228), of which an issue notification has been mailed by the U.S. Patent and Trademark Office assigning a projected U.S. Patent No. of 8,143,055, is expected to expire in June 2029. The remaining two patent applications licensed under the MU License Agreements are still under review at the U.S. Patent and Trademark Office.

Each of the MU License Agreements required us to make an upfront payment ranging from $5,000 to $25,000. They also require us to pay royalties ranging from 1% to 3% of net sales depending on the level of net sales reached and certain minimum annual royalties ranging from $5,000 to $25,000. Additionally, the MU 2010 License Agreement requires us to pay a minimum royalty of $12,500 if no net sales are achieved after five years from the effective date. Additionally, we are required to pay 20% of all revenue derived from any sublicense we grant under any of the MU License Agreements. The MU License Agreements terminate upon the last to expire licensed patents and may be terminated upon breach of either party, subject to standard cure provisions.

Dr. Gabor Forgacs, one of our Founders and Scientific Advisors, is the common inventor of all of these works (the “Forgacs Intellectual Property “). The Forgacs Intellectual Property is the result of years of research by Dr. Gabor Forgacs, the George H. Vineyard Professor of Biophysics at the University of Missouri-Columbia and his collaborators and research teams. Dr. Forgacs is a sought after expert in biofabrication with a long record of peer-reviewed publications. The Forgacs Intellectual Property derives from work done in the labs of Dr. Forgacs and his collaborators, including the work done under a $5,000,000 Frontiers In Biological Research grant that Dr. Forgacs and his collaborators received from the National Science Foundation.

The Forgacs Intellectual Property provides us with intellectual property rights to create cellular aggregates, to use cellular aggregates to create engineered tissue, and to employ cellular aggregates to create engineered tissue with no scaffold present. The intellectual property rights derived from the Forgacs Intellectual Property also enables us to utilize our NovoGen MMX Bioprinter ™ to create engineered tissues, and provides us with rights to specific compositions with utility in the creation of nerve conduit.

In May, 2011, we obtained an exclusive license (the “CURF License Agreement”) to a patent entitled “Ink Jet Printing of Viable Cells” (US 7,051,654) from the Clemson University Research Foundation (“CURF Patent”). The Clemson University Research Foundation had been granted certains rights allowing it to offer exclusive rights to the CURF Patent. The CURF Patent provides us with the intellectual property rights to methods of using ink-jet printer technology to dispense cells, and to create matrices of bioprinted cells on gel materials. This patent is expected to expire in May 2024.

The CURF License Agreement requires us to make an upfront payment of $32,500, payable in four quarterly payments with the last payment due in April 2012. Additionally, the CURF License Agreement requires us to pay royalties ranging from 1.5% to 3% of net sales depending on the level of net sales reached and minimum annual royalties ranging from $20,000 to $40,000. Additionally, we are required to pay 40% of all revenue derived from any sublicense we grant under the CURF License Agreement. The CURF License Agreement terminates upon the last to expire licensed patents and may be terminated upon breach of either party, subject to standard cure provisions.

Under our license arrangements, we have full control and authority over the development and commercialization of any licensed products, including clinical trials, manufacturing, marketing, and regulatory filings. We were required to submit and have submitted plans for commercialization of all technologies and are required to make efforts to pursue commercial development of the technology. We are required to make payments on an annual basis after commercialization to maintain the license rights.

We currently have U.S. patent applications pending to protect our proprietary methods and processes and have also filed, and intend to file, corresponding foreign patent applications. We believe that protection of the proprietary nature of our products and technologies is essential to our business. Accordingly, we have adopted and will continue a vigorous program to secure and maintain protection of our proprietary methods and processes. We file patent applications with respect to novel technology, and improvements thereof that are important to our business. We also rely upon trade secrets, unpatented know-how, continuing technological innovation and the pursuit of licensing opportunities to develop and maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary technology or that we can meaningfully protect our proprietary position.

Regulatory Considerations

We are not aware of any current FDA regulatory requirements for sales of research tools, such as bioprinters and bioprinted tissues, into a research setting. However, pharmaceutical industry corporate customers with whom we will enter into partnerships will face regulatory review of the research data they generate using our platform and research tools. Good Laboratory Practice (GLP) data is required in the development of any human therapeutic, and our platform has been designed to support compliance with GLP, although no independent testing has been performed to date to confirm this compliance. All product contact surfaces are sterilizable or disposable. GLP considerations around areas such as data integrity are the sole responsibility of the customer without regard to specifics of the research tool used.

Therapeutic tissues and other regenerative medicine products are subject to an extensive and uncertain regulatory approval process by the Food and Drug Administration (FDA) and comparable agencies in other countries. The regulation of new products is extensive, and the required process of laboratory testing and human studies is lengthy and expensive. The burden of these regulations will fall on our collaborating partners, or may be shared with us, to the extent that we are developing proprietary products that are the result of a collaboration effort. The burden of these regulations will fall on us to the extent we are developing proprietary products on our own. We may not be able to obtain FDA approvals for those products in a timely manner, or at all. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Even if we obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. Moreover, several of our product development areas may involve relatively new technology and have not been the subject of extensive product testing in humans. The regulatory requirements governing these products and related clinical procedures remain uncertain and the products themselves may be subject to substantial review by foreign governmental regulatory authorities that could prevent or delay approval in those countries. Regulatory requirements ultimately imposed on our products could limit our ability to test, manufacture and, ultimately, commercialize our products and thereby could adversely affect our financial condition and results of operations.

As constructs move into clinical and commercial settings, use of a validated and Good Tissue Practices ( GTP ) Quality system will be required. Suitable design and documentation for clinical use of the bioprinter will be a part of future phases of printer design programs.

Employees

As of September 30, 2012, we have thirty-three employees, of whom 28 are employed full time. We also engage consultants and temporary employees from time to time to provide services that relate to our bioprinting business and technology as well as for general administrative and accounting services.

Available Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Investors can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The reports we file with the SEC are also available on the SEC’s website (http://www.sec.gov).

DESCRIPTION OF PROPERTY

We lease office and laboratory space in San Diego. Our primary office, including administrative and laboratory space, is located at 6275 Nancy Ridge Dr., San Diego, CA 92121. Our current monthly base rent for our primary facility is $38,848.

DIVIDEND POLICY

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of our business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment.

EQUITY COMPENSATION PLAN INFORMATION

	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options and Restricted Stock Units	Weighted- Average Exercise Price of Outstanding Stock Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan	896,256	$0.08	—
2012 Equity Incentive Plan	—	—	6,553,986
Equity compensation plans not approved by security holders	—	—	—

Total	896,256	$0.08	6,553,986

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with the Company’s historical condensed consolidated financial statements and the related notes thereto included in our Current Report on Form 8-K/A for the year ended December 31, 2011, as filed with the SEC on May 11, 2012 (the “Current Report”) and our Form 10-Q for the quarterly period ended September 30, 2012, as filed with the SEC on November 14, 2012. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties including those under “Risk Factors” in Item 2.01 of our Current Report, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this quarterly report. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors.

Basis of Presentation

References in this section to “Organovo Holdings, Inc.,” “Organovo Holdings,” “we,” “us,” “our,” “the Company” and “our Company” refer to Organovo Holdings, Inc. and its consolidated subsidiary Organovo, Inc.

On February 8, 2012, Organovo Holdings, Inc., a privately held Delaware corporation, merged with and into Organovo Acquisition Corp., a wholly-owned subsidiary of Organovo Holdings, Inc., with Organovo, Inc. surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”). As a result of the Merger, the Company acquired the business of Organovo, Inc., and will continue the existing business operations of Organovo, Inc.

The condensed consolidated financial statements included in this Form 10-Q have been prepared in accordance with the SEC instructions to Quarterly Reports on Form 10-Q. Accordingly, the condensed consolidated financial statements presented elsewhere in this Form 10-Q and discussed below are unaudited and do not contain all the information required by U.S. generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements. The audited financial statements for our fiscal year ended December 31, 2011, filed with the SEC on Form 8-K/A on May 11, 2012 include a summary of our significant accounting policies and should be read in conjunction with this Form 10-Q. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in this Form 10-Q. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the entire year.

Overview

Organovo, Inc. was founded in Delaware in April 2007. Activities since Organovo, Inc.’s inception through September 30, 2012, were devoted primarily to developing a platform technology for the generation of three-dimensional (3D) human tissues that can be employed in drug discovery and development, biological research, and as therapeutic implants for the treatment of damaged or degenerating tissues and organs.

As of September 30, 2012, Organovo, Inc. had devoted substantially all of its efforts to product development, raising capital and building infrastructure. Organovo, Inc. did not, as of that date, realize significant revenues from its planned principal operations. Accordingly, the Company is considered to be in the development stage.

Critical Accounting Policies, Estimates, and Judgments

Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We continually evaluate our estimates and judgments, the most critical of which are those related to revenue recognition, valuation of long-lived assets and warrant liability, share-based compensation and the timing of the achievement of collaboration milestones. We base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known. Besides the estimates identified above that are considered critical, we make many other accounting estimates in preparing our financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. These estimates and judgments are also based on historical experience and other factors that are believed to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.

For further information, refer to the Company’s audited financial statements and notes thereto included in the Current Report on Form 8-K/A for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2012 (the “Current Report”) .

Results of Operations

Comparison of the three months ended September 30, 2012 and 2011

Revenues

For the three months ended September 30, 2012, total revenues of approximately $469,200 were $237,200 or 102% above the approximately $232,000 in revenues for the same period in 2011. Collaborative research revenues for the three months ended September 30, 2012 of approximately $373,800 increased approximately $141,800 or 61% over the same period of prior year of approximately $232,000 in revenues. Grant revenue for the three months ended September 30, 2012 of approximately $95,500 increased approximately $95,500 or 100% over the same period of prior year of $0 in grant revenue.

Operating Expenses

Overview

Operating expenses increased approximately $3,232,500 or 378% in the three months ended September 30, 2012 over the same period in 2011, from approximately $854,400 in 2011 to $4,086,900 in 2012. Most significantly, relative to the same period in the prior year, the Company invested in infrastructure and outside services to support its transition from private ownership to a publicly owned and traded corporation. As expected in such transition, incremental initiatives were established in investor outreach, corporate governance, and SEC financial reporting. Non-payroll, related incremental public company expenses incurred in the three month periods ended September 30, 2012 was approximately $308,200 or 100% increase from $0 for the same period in 2011. Moreover, the Company invested in building its executive, research, and development staff, increasing the three months ended September 30, 2012 payroll related expenses by approximately $676,800 or 236% over the same periods in 2011. Stock-based compensation expense increased approximately $1,277,200, newly established fees to our non-employee board members were approximately $32,900 and additional space was rented to accommodate our growing administrative and research staff at an approximate incremental cost of $97,500 over the same period in 2011.

Research and Development Expenses

For the three months ended September 30, 2012, research and development expenses increased by approximately $801,200 or 263% over the same periods in 2011, with expenses in the three months ended September 30, 2012 and 2011 of approximately $1,105,500 and $304,300, respectively. The Company increased its research staff to accommodate obligations under certain collaborative research agreements and to expand product development efforts in preparation for research-derived revenues. Full-time research and development staffing increased from twelve scientists, engineers and research associates at September 30, 2011 to twenty-two at September 30, 2012. Laboratory supplies expenses increased from approximately $12,100 in the three months ended September 30, 2011 to approximately $230,000 in the same period in 2012, an increase of approximately $217,900. This increase was related to purchases in support of our collaborative research conducted under our agreements and our NIH grant.

General and Administrative Expenses

For the three months ended September 30, 2012, general and administrative expenses of approximately $2,981,500 increased approximately $2,431,300, or 442%, over expenses in the same period of 2011 of approximately $550,200. Expense increases were primarily driven by the Company’s transition from operating in a private environment to operating in a publicly traded environment. Expanded staff increased payroll and facilities expenses in 2012 over 2011 levels. General and administrative staffing increased from four full-time employees at September 30, 2011 to nine at September 30, 2012. The increase was primarily due to the addition of two executive positions and more accounting and administrative staff. There was also salary increases for existing executive officers as approved by the Board of Directors, reflecting the increased responsibilities assumed as a result of being a publicly traded Company. Approximately $308,200 in other public company expenses were incurred in the three months ended September 30, 2012 due to several factors including increases to investor relations spending, financial printing, fees for non-employee Board members, legal expenses, information technology investments in hardware, software and consulting services, and travel.

Other Income (Expense)

The approximate $42,278,500 increase in other income (expense) for the three month period ending September 30, 2012 over the same period of the prior year, was primarily related to the change in fair value of warrant liabilities for the three months ended September 30, 2012 of approximately $42,252,400. During the Private Placement in the first quarter of 2012 we issued warrants to purchase 6,099,195 shares of our common stock to the placement agent and warrants to purchase 15,247,987 of our common stock to investors in the Private Placement. The warrants issued to the placement agent and Private Placement investors were determined to be derivative liabilities as a result of the anti-dilution provisions in the warrant agreements that may result in an adjustment to the warrant exercise price. We will revalue the derivative liability on each balance sheet date and will do so until the securities to which the derivatives liabilities relate are exercised or expire. The third quarter of 2012 also included a loss on disposal of fixed assets of approximately $158,400 which occurred in relation to moving to our new facility. Other expenses for the three months ended September 30, 2011 of approximately $182,800 related primarily to interest recorded on convertible notes payable.

Comparison of the nine months ended September 30, 2012 and 2011

Revenues

For the nine months ended September 30, 2012, total revenues of approximately $848,200 were approximately $242,100 or 40% above the approximately $606,100 revenues for same periods in 2011. Collaborative research revenues for the nine months ended September 30, 2012 of approximately $752,700 increased approximately $303,500 or 68% over the same period of the prior years of approximately $449,200. In addition, grant revenue of approximately $95,500 increased $38,600 or 68% compared to the nine months ended September 30, 2011. That growth was offset by no product revenues in the nine months ended September 30, 2012, compared to approximately $100,000 of product revenues in the same period of the prior year.

Operating Expenses

Overview

Operating expenses increased approximately $5,110,100, or 238% in the nine months ended September 30, 2012 over the same period in 2011, from approximately $2,143,600 in 2011 to approximately $7,244,700 in 2012. Most significantly, relative to the same period in the prior year, the Company invested in infrastructure and outside services to support its transition from private ownership to a publicly owned and traded corporation. As expected in such transition, incremental initiatives were established in investor outreach, corporate governance, and SEC financial reporting including the need for audited financial statements. Non-payroll, non-audit related incremental public company expenses incurred in the nine month periods ended September 30, 2012, was approximately $2,774,200 or 100% increase from $0 for the same period in 2011. A portion of our public company-related expenses are included in other income and expense. Fees paid to our independent accounting firm to audit our financial statements were approximately $177,800 for the nine months ended September 30, 2012, representing approximately 132% increase from the same period in 2011. Moreover, the Company invested in building its executive, research, and development staff, increasing the nine months ended September 30, 2012 payroll expenses by approximately $1,231,822 or 164% over the same periods in 2011. Stock-based compensation expense increased approximately $1,280,900 for the nine months ended September 30, 2012. Executive search fees totaled approximately $36,000, newly established fees to our non-employee board members were approximately $109,000 and additional space was rented to accommodate our growing administrative and research staff at an approximate incremental cost of $155,900 over the same period in 2011.

Research and Development Expenses

For the nine months ended September 30, 2012, research and development expenses increased by approximately $1,291,300, or 127% over the same period in 2011, with expenses in the nine months ended September 30, 2012 and 2011 of approximately $2,305,300 and $1,014,000, respectively. The Company increased its research staff to accommodate obligations under certain collaborative research agreements and to expand product development efforts in preparation for research-derived revenues. Full-time research and development staffing increased from twelve scientists, engineers and research associates at September 30, 2011 to twenty-two at the same period in 2012. Laboratory supplies expenses increased from approximately $84,100 in the nine months ended September 30, 2011 to approximately $463,900 in the same period in 2012, an increase of approximately $379,800. This increase was related to purchases in support of research conducted under our collaborative agreements and our NIH grant.

General and Administrative Expenses

For the nine months ended September 30, 2012, general and administrative expenses of approximately $4,939,400 increased approximately $3,809,800, or 337%, over expenses in the same period of 2011 of approximately $1,129,600. Expense increases were primarily driven by the Company’s transition from operating in a private environment to operating in a publicly traded environment. Expanded staff increased payroll and facilities expenses in 2012 over 2011 levels. General and administrative staffing increased from four full-time employees at September 30, 2011 to nine at September 30, 2012. The increase was primarily due to the addition of two executive positions and more accounting and administrative staff. There were also salary increases for existing executive officers as approved by the Board of Directors, reflecting the increased responsibilities assumed as a result of being a publicly traded Company. Audit related expenses increased approximately $165,300 from $12,500 for the nine month period ended September 30, 2011 to $177,800 for the same period of 2012. Approximately $2,774,200 in other public company expenses were incurred in the nine months ended September 30, 2012 for multiple reasons including increases to investor relations spending, financial printing, fees for non-employee Board members, rent and utilities, legal expenses, information technology investments in hardware, software and consulting services, and travel. A portion of our public company expenses are included in other income and expenses.

Other Income (Expense)

The approximate $27,294,900 increase in other expenses for the nine month period ending September 30, 2012 over the same period of the prior year, was primarily related to the non-cash transaction costs associated with the warrants issued in our first quarter 2012 Private Placement. During the first quarter of 2012 we incurred costs due to the placement agent for the first quarter Private Placement fees of $1,617,629 and reimbursed expenses and legal fees of $166,310. In addition, we issued warrants to purchase 6,099,195 shares of our common stock to the placement agent and warrants to purchase 15,247,987 of our common stock to investors in the Private Placement. The warrants issued to the placement agent and Private Placement investors were determined to be derivative liabilities as a result of the anti-dilution provisions in the warrant agreements that may result in an adjustment to the warrant exercise price. The fair value of warrant liabilities in excess of proceeds received on the issuance date was $19,019,422. We revalue the derivative liability on each balance sheet date and will do so until the securities to which the derivatives liabilities relate are exercised or expire. The change in fair value of the warrant liabilities for the nine months ended September 30, 2012, was an increase of approximately $5,190,600. Financing transaction costs in excess of proceeds received was $2,129,500, and our interest expense for the nine months ended September 30, 2012 was approximately $1,087,700. The interest expense was primarily comprised of non-cash components including accretion of debt discounts and amortization of deferred financing costs. Other expenses for the nine months ended September 30, 2011 of approximately $296,300 related primarily to interest recorded on convertible notes payable.

Various factors are considered in the pricing models we use to value the warrants, including the Company’s current stock price, the remaining life of the warrants, the volatility of the Company’s stock price, and the risk free interest rate. Future changes in these factors will have a significant impact on the computed fair value of the warrant liability. As such, we expect future changes in the fair value of the warrants to continue to vary significantly from quarter to quarter.

Comparison of the twelve months ended December 31, 2011 and 2010

Revenues

2011 total revenues of $968,513 increased $365,101, or 61%, over 2010 revenues of $603,412. That increase was due to a $613,088 increase in collaborative agreement revenues, and a $223,500 increase in product revenues, partially offset by a $471,487 reduction in grant revenues. While grant revenues are expected to continue through 2012 they are expected to represent a declining portion of total revenues as we focus efforts on collaborative agreements and continued development of research tools.

Cost of Goods Sold, Gross Profit and Gross Profit Margin

Cost of goods sold (“COGS”) consists of purchased goods, and inventory-related costs. The Company did not have product revenues in 2010 and consequently did not have COGS. 2011 COGS of $133,607 were approximately 60% of product related revenues and 14% of total revenues.

Operating Expenses

Overview

Operating expenses increased approximately $1,343,259, or 75%, in 2011 over 2010, from $1,781,630 in 2010 to $3,124,889 in 2011. Most significantly, the Company invested in building its executive, research, and development staff, increasing payroll related expenses by $736,239 or 102% over 2010, from $720,759 to $1,456,998. Payroll related expenses accounted for approximately 55% of total year-to-year increase in operating expenses. General corporate expenses grew from $131,362 in 2010 to $421,063 in 2011, an increase of $289,700, or 221%, representing 22% of total operating expense growth. 85% of that expense increase was the result of increased legal activity, primarily focused on intellectual property (patent) protection. In addition, the Company utilized the services of outside consultants and research services to meet short-term spikes in scientific and professional service demands. Outsourcing those services to meet short-term demands increased Company expenses by $261,213, from $540,458 in 2010 to $801,671 in 2011, accounting for 19% of the total operating expense increases. The Company did not engage an independent accounting firm in 2010 but did so in 2011 to audit the 2009 and 2010 financials. As a result overall operating expenses increased by $24,688 in 2011 over the prior year.

Research and Development Expenses

2011 research and development expenses increased by $216,002, or 18%, over 2010 expenses of $1,203,716 as the Company increased its research staff to accommodate its obligations under certain collaborative research agreements and to expand product development efforts in preparation for research-derived revenues. Full-time research and development staffing increased from four scientists and engineers at the 12 months ended December 31, 2010 to seven in in 2011. In addition, the Company outsourced certain research related activities in response to short-term demand spikes that increased expenses nearly $90,000 over prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses grew from $577,914 in 2010 to $1,705,171 in 2011, an increase of $1,127,257 or 195%. Most notably the Company invested in its general and administrative staff, building needed infrastructure to meet the needs of operating in a publicly traded environment. Salaries, fringes and payroll related expenses increased by approximately $686,000, or 61% of the total increase. Legal expenses increased $244,861from $114,099 in 2010 to $358,960 in 2011. 78% of the legal expense increases were related to our patent related legal activities as we work diligently to secure additional patent protection in select markets. In 2011 we secured a short-term lease on office space near our main facility to accommodate our staff increases and need for additional meeting space. Rent expense grew from $107,481 in 2010 to $145, 218 for the year ended December 31, 2011, an increase of approximately $38,000. During 2011 we engaged an independent accounting firm to audit our 2009 and 2010 financial statements, adding approximately $25,000 in administrative expense that was not incurred in the prior year.

Interest Expense

Interest expense increased by $1,906,016 from $160,873 in 2010 to $2,066,889 in 2011. The 2011 interest expense was primarily related to non-cash components including:

1)	Accretion of debt discounts to interest expense of approximately $1.2 million

2)	Amortization of deferred financing costs of approximately $119,500

3)	Fair value of warrants issued in connection with the exchange agreement of approximately $527.6K

In the fourth quarter of 2011, the Company exchanged all outstanding convertible promissory notes for common stock equity, except for one $100,000 note, the principal and accrued but unpaid interest thereon to be paid at the close of a qualified equity financing. Following the exchange of earlier notes for equity, the Company completed a Bridge Financing, in which it sold $1,500,000 in principal amount of 6% promissory notes due March 31, 2012. Those notes will automatically convert to equity, including accrued but unpaid interest, upon the first close of a qualified equity financing.

Financial Condition, Liquidity and Capital Resources

Since its inception, the Company has primarily devoted its efforts to research and development, business planning, raising capital, recruiting management and technical staff, and acquiring operating assets. Accordingly, the Company is considered to be in the development stage.

Since inception, the Company incurred negative cash flows from operations. As of September 30, 2012, the Company had cash and cash equivalents of $7,675,918 and an accumulated deficit of $40,679,249. The Company also had negative cash flow from operations of $7,713,708 during the nine months ended September 30, 2012. At September 30, 2011, the Company had cash of $56,469 and an accumulated deficit of $4,192,601.

At September 30, 2012, the Company had total current assets of $8,228,092 and current liabilities of $976,225, resulting in working capital of $7,251,867. At September 30, 2011, we had total current assets of $553,003 and current liabilities of $3,223,845, resulting in a working capital deficit of $2,670,842.

Net cash used by operating activities for the nine months ended September 30, 2012 was $7,713,708. The Company raised approximately $13.8 million in gross proceeds from the sale of common stock, and $848,213 in revenue during the first nine months of 2012.

Net cash used by operating activities for the nine months ended September 30, 2011 was $959,065.

We believe our cash and cash equivalents on hand as of September 30, 2012, together with funds from equity or debt financing, and amounts to be received from grants and our collaborate research agreements, should be sufficient to fund our ongoing operations as currently planned for at least the next 12 months. The Company has financed its operations primarily through the sale of common stock and convertible notes, and through revenue derived from grants or collaborative research agreements. The Company expects to cover its anticipated operating expenses through cash on hand, through additional financing from existing and prospective investors, and from revenue derived from collaborative research agreements.

The Company will need additional capital to further fund product development and commercialization of its human tissues that can be employed in drug discovery and development, biological research, and as therapeutic implants for the treatment of damaged or degenerating tissues and organs. We cannot be sure that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders. Having insufficient funds may require us to delay, scale back, or eliminate some or all of our development programs or relinquish some or even all of our licensed intellectual property. Failure to obtain adequate financing could eventually adversely affect our ability to operate as a going concern. If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders may result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business.

As of September 30, 2012, the Company had 46,969,141 total issued and outstanding shares of Common Stock, and five year and two year warrants for the opportunity to purchase an additional 22,535,957 shares of Common Stock at $1.00 per share. If all warrants were exercised on a cash basis, the Company would realize an additional $22,535,957 in gross proceeds.

The 2012 Equity Incentive Plan provides for the issuance of up to 6,553,986 shares, or approximately 14.0% of our outstanding Common Stock, to executive officers, directors, advisory board members and employees. In aggregate, issued and outstanding common stock, shares underlying outstanding warrants, and shares reserved for the 2012 incentive plan total 76,059,084 shares of common stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including unrecorded derivative instruments that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We have certain warrants and options outstanding but we do not expect to receive sufficient proceeds from the exercise of these instruments unless and until the underlying securities are registered, and/or all restrictions on trading, if any, are removed, and in either case the trading price of our Common Stock is significantly greater than the applicable exercise prices of the options and warrants.

Effect of Inflation and Changes in Prices

Management does not believe that inflation and changes in price will have a material effect on the Company’s operations.

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are our executive officers, non-executive officers and directors and hold the positions set forth opposite their name as of December 4, 2012:

Name	Age	Position(s)
Keith Murphy	40	Chairman of the Board, Chief Executive Officer, and President
Sharon Collins Presnell, Ph.D.	43	Executive Vice President of Research and Development
Barry D. Michaels	62	Chief Financial Officer
Michael Renard	53	Executive Vice President of Commercial Operations
Eric Michael David, Ph.D.	40	Chief Strategy Officer
Robert Baltera, Jr.	46	Director
Andras Forgacs	35	Director
James Glover	62	Director
Adam K. Stern	48	Director

Keith Murphy, Chairman of the Board, Chief Executive Officer, and President, is one of our founders and joined us in July 2007. Mr. Murphy was formerly an employee of biotechnology company Alkermes, Inc., where he worked from July, 1993 to July, 1997 and played a role on the development team for their first approved product, Nutropin (hGH) Depot. He moved to Amgen, Inc. in August, 1997 and developed several other novel formulation and device products. He has over 18 years of experience in biotechnology, including serving in Product Strategy and Director of Process Development roles at Amgen through July, 2007. He was previously Global Operations Leader for the largest development program in Amgen’s history, osteoporosis/bone cancer drug Prolia/Xgeva (denosumab). He holds a BS in Chemical Engineering from MIT, and is an alumnus of the UCLA Anderson School of Management.

Mr. Murphy’s previous experience in the biotechnology field and his educational experience qualify him to be a member of our Board of Directors.

Dr. Sharon Collins Presnell , Executive Vice President of Research and Development, joined us in May, 2011. Dr. Presnell has over 15 years of experience in the leadership of product-focused R&D. As an Assistant Professor at the University of North Carolina from 1998 to 2001 Dr. Presnell’s research in liver and prostate biology and carcinogenesis produced cell- and tissue-based technologies that were outlicensed for industrial applications. She joined Becton Dickinson & Co. (BD) in July, 2001 and played a key role in the early discovery and development of BD’s Discovery Platform and FACS CAP™ tools for the optimization of in vitro culture environments and flow cytometry-based characterization of cells. In her role at BD, she grew and led a large multi-disciplinary team to establish feasibility for the Discovery Platform and FACS CAP in multiple therapeutic areas, including diabetes, and stewarded both technologies through revenue-generating commercial partnerships. Dr. Presnell joined Tengion, Inc. in February, 2007 as the Senior Vice President of Regenerative Medicine Research, a position that she held until joining us in May 2011. At Tengion, Dr. Presnell was directly involved in the discovery and early development of Tengion’s Neo-Kidney Augment™ technology. Dr. Presnell holds a Ph.D. in Pathology from the Medical College of Virginia.

Barry D. Michaels, Chief Financial Officer, joined us in August, 2011. Mr. Michaels was the Chief Financial Officer of Cardima, Inc., a publicly-traded medical device company (NASDAQ: CRDM), from July, 2003 through June, 2005, and thereafter a consultant to the company through January, 2008. Mr. Michaels has been an independent consultant to medical device and technology companies since 1997, and has more than 30 years of combined industry experience. Since January, 2008 and prior to joining us, Mr. Michaels’s devoted his time to his consulting practice. In addition to his consulting practice, Mr. Michaels served as Chief Financial Officer of Lipid Sciences (NASDAQ: LIPD), a biotechnology company, from May, 2001 through January, 2003. Prior to joining Lipid Sciences, Mr. Michaels served as the Chief Financial Officer of IntraTherapeutics, Inc., an endovascular company, from March, 2000 until its acquisition by Sulzer Medica in May, 2001. Mr. Michaels received an MBA in finance from San Diego State University and is a graduate of the Executive Program at the University of California, Los Angeles.

Michael Renard, Executive Vice President of Commercial Operations, joined us in May, 2012. Mr. Renard has more than 29 years of experience in commercial operation, business development and sales and marketing for the life science industry. Since 1997, he has worked with Beckman Coulter holding various positions in program management, business operations and business development. He most recently was the vice president of marketing for North America commercial operations where he was responsible for achieving $2 billion in revenue across 11 major product lines. Before Beckman Coulter, he was vice president and general manager in a start-up development stage incubator division of Sanofi, Inc. and director of corporate accounts at Kallestad Diagnostics. He has a M.B.A from Rockhurst University and a B.A. in biology and chemistry from St. Olaf College.

Dr. Eric Michael David, Chief Strategy Officer, joined us in May, 2012. Dr. David was most recently associate partner at the consultancy McKinsey & Company, where he served private equity, pharmaceutical, biotech, diagnostic, and medical device clients to support pipeline and R&D strategy, as well as market entry strategy. Dr. David played a critical role in the commercial translation of 3D bioprinting as a founder and early director of Organovo, Inc. Prior to his time at McKinsey, Dr. David served as a freelance consultant to the Department of Health and Human Services in the use of genomic technologies for early detection of pathogens for public health preparedness. He completed his residency in Internal Medicine at New York Presbyterian Hospital, where he served as Assistant Chief Resident and received the Dick Bowman Award for scientific endeavor and dedication to patient care. He was also Assistant Professor at The Rogosin Institute and adjunct faculty at The Rockefeller University. He received his M.D. from Columbia University College of Physicians and Surgeons, his J.D. from Columbia University School of Law, and a B.A.in physics and fine arts from Amherst College. He is board certified in Internal Medicine and admitted to the Bar in New York State.

Robert Baltera, Jr., Director, joined us as a director in October, 2009. Most recently, Mr. Baltera was the Chief Executive Officer of Amira Pharmaceuticals, a position he held from July, 2007 through September, 2011. Amira was sold to Bristol-Myers Squibb in September, 2011 for $325 million in cash upfront, plus additional milestone payments of up to $150 million. Mr. Baltera is a seasoned pharmaceutical industry executive who has acquired a wealth of business and product management experience during his 17 years with biotech pioneer Amgen, beginning November, 1990. In his role leading Amira Pharmaceuticals, he was instrumental in focusing the company’s development efforts, strengthening and developing its pipeline and forging key collaborations with partners such as GlaxoSmithKline. Before becoming Amira’s CEO, he held a number of senior management positions at Amgen, the last being vice president of corporate and contract manufacturing. He served as Amgen’s team leader responsible for the approval of Kineret™ in rheumatoid arthritis. Mr. Baltera has an MBA from the Anderson School at UCLA and earned his bachelor’s degree in microbiology and a master’s degree in genetics from The Pennsylvania State University.

Mr. Baltera’s previous experience in the biotechnology field and his educational experience qualify him to be a member of our Board of Directors.

Andras Forgacs, Director, is one of our founders and joined us as a director in April, 2007. Mr. Forgacs has served as a Managing Director at Richmond Global, an international technology-focused venture fund, since July, 2008. In his role at Richmond, Mr. Forgacs focuses on the day-to-day management of the fund and the sourcing of new investment opportunities. Prior to joining Richmond, beginning in November, 2005, he was a consultant in the New York office of McKinsey & Company advising global financial institutions, healthcare/pharmaceutical companies and private equity/venture capital firms. Mr. Forgacs began his career with Citigroup as an investment banker in the Financial Strategy Group in July, 1999, and helped found the client-facing E-commerce Group. Mr. Forgacs is a Kauffman Fellow with the Center for Venture Education and a Term Member with the Council on Foreign Relations. He holds an MBA from the Wharton School of Business and a Bachelor of Arts with honors from Harvard University. Mr. Forgacs is the son of Gabor Forgacs,Ph.D.,who developed Organovo’s breakthrough organ printing technology while leading a team of top regenerative medicine scientists from multiple universities, with the backing of a $5MM National Science Foundation Grant. Dr. Forgacs was one of the founders of the Company.

Mr. Forgacs’ previous experience with “start-up” companies in the equity/venture capital field and his educational experience qualify him to be a member of our Board of Directors.

James Glover, Director, joined us as a director in July 2012. Mr. Glover was the Senior Vice President, Operations and Chief Financial Officer of Anadys Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company acquired by Hoffmann-La Roche Inc., from 2006 to 2009. From 1989 to 2006, he was employed by Beckman Coulter, Inc., a public biomedical testing instruments company, most recently serving as Senior Vice President and Chief Financial Officer. Mr. Glover served as a director of Varian, Inc., a publicly-traded company purchased by Agilent Technologies, and was Varian’s audit committee chairman. He currently serves as a director for a non-profit corporation. Mr. Glover received his B.S. in accounting from California State Polytechnic University and his M.B.A. from Pepperdine University. Mr. Glover, age 62, is also a certified public accountant.

Mr. Glover’s previous executive officer and Board member experience, including his accounting and financial reporting experience, qualify him to be a member of our Board of Directors.

Adam K. Stern, Director, joined us in February 2012 and is the Head of Private Equity Banking at Aegis Capital. Mr. Stern has over 20 years of venture capital and investment banking experience focusing primarily on the technology and life science sectors of the capital markets. He currently heads private equity financing at Aegis Capital and is the CEO of SternAegis Ventures. Mr. Stern joined Aegis and SternAegis in November, 2012. Previously, Mr. Stern managed the structured finance group of Spencer Trask Ventures, Inc. Mr. Stern served at Spencer Trask Ventures from September 1997 to November 2012. He previously was at Josephthal & Co., members of the New York Stock Exchange, where he served as Senior Vice President and Managing Director of Private Equity Marketing and held increasingly responsible positions from 1989 to 1997. He has been a licensed securities broker since 1987 and a General Securities Principal since 1991. Mr. Stern currently sits on the boards of various private companies and one other public company, InVivo Therapeutics Holdings Corp. (OTCBB:NVIV). Mr. Stern holds a Bachelor of Arts degree with honors from The University of South Florida in Tampa.

Mr. Stern’s experience as a board member of privately held and publicly traded companies qualifies him to be a member of our Board of Directors. Additionally, his 20 years of venture capital and investment banking focusing on technology and life science sectors will be an asset to the Board of the Directors if we attempt to raise capital in the future.

Family Relationships

Andras Forgacs is the son of Gabor Forgacs, who developed Organovo’s breakthrough organ printing technology while leading a team of top regenerative medicine scientists from multiple universities, with the backing of a $5MM National Science Foundation Grant. Dr. Forgacs was one of the founders of the Company.

Scientific And Business Advisory Boards

Gabor Forgacs, Scientific Founder — PhD — University of Missouri and Clarkson University

Dr, Forgacs, is one of our founders. Dr. Forgacs is the Executive and Scientific Director of the Shipley Center for Innovation at Clarkson University and the George H. Vineyard Professor of Biological Physics at the University of Missouri. Dr. Forgacs has been with the University of Missouri since 1999 and has been with Clarkson University since 2011. He developed Organovo’s breakthrough bioprinting technology while leading a team of regenerative medicine scientists from multiple universities, with the backing of a $5 million National Science Foundation Grant. Dr. Forgacs is the author of more than 150 peer reviewed journal articles and the textbook Biological Physics of the Developing Embryo, (with Stuart Newman), published by Cambridge University Press. He holds a Ph.D. in theoretical physics from the Roland Eotvos University, Budapest, Hungary. He moved to the United States in the 1980’s from the Institute of Physics of the French Atomic Energy Agency in Saclay to accept a professorship at Clarkson University. Dr. Forgacs is the father of Andras Forgacs.

Gordana Vunjak-Novakovic, PhD — Columbia

Dr. Vunjak-Novakovic is the Mikati Foundation Professor of Biomedical Engineering and Medicine at Columbia University, where she directs the Laboratory for Stem Cells and Tissue Engineering, the Bioreactor Core of the NIH Tissue Engineering Center, the Stem Cell Imaging Core and the Craniofacial Regeneration Center. Prof. Vunjak-Novakovic has authored books as well as numerous book chapters, journal articles and issued, licensed and pending patents in the biomedical field. She is a Fellow of the American Institute for Medical and Biological Engineering.

Glenn Prestwich, PhD — University of Utah

Dr. Glenn D. Prestwich is Presidential Professor of Medicinal Chemistry and Special Presidential Assistant for Faculty Entrepreneurism at the University of Utah, where he leads the Entrepreneurial Faculty Scholars program. His university research includes the study of biomaterials for tissue repair and tissue engineering and biological reagents. He co-founded multiple companies, including Carbylan BioSurgery, Inc. (medical devices), Sentrx Animal Care, Inc. (veterinary wound care), and Glycosan BioSystems, Inc. (cell therapy and research tools). He received the Governor’s Medal for Science and Technology for 2006, the 1998 Paul Dawson Biotechnology Award and the 2008 Volwiler Research Award of the AACP, the 2010 University of Utah Distinguished Scholarly and Creative Research Award, and the 2010 “Rooster Prize” of the International Society for Hyaluronan Science.

David Mooney, PhD — Harvard University

Prof. David Mooney is a scientific author and a leader in the research of signaling mechanisms of tissue development. He studies the mechanisms by which chemical (for example, specific cell adhesion molecules) or mechanical signals (for example, cyclic strain) are sensed by cells and alter cells’ proliferation and specialization to either promote tissue growth or destruction. This work assists in the understanding of cell behavior post-processing by the organ printing technology. Dr. Mooney is the Pinkas Family Professor of Bioengineering at Harvard University, a member of the National Academy of Engineering, and holds a PhD from the Massachusetts Institute of Technology.

Dr. K. Craig Kent, MD — Columbia University/Weill Cornell Medical College

Dr. K. Craig Kent is the Chairman of the Department of Surgery at the University of Wisconsin School of Medicine and Public Health and previously served as Chief of the Division of Vascular Surgery at both Columbia University and Weill Cornell Medical College. Dr. Kent has authored or co-authored more than 300 manuscripts and chapters that have been published in peer-reviewed journals and textbooks on vascular disease. He is regularly invited to speak at local, national and international scientific meetings on a wide variety of vascular surgery topics. His National Institutes of Health (NIH)-funded basic science lab explores the mechanisms of failure for bypass grafts and angioplasty following vascular intervention. Dr. Kent served as the 2006-2007 president of the Society for Vascular Surgery. Dr. Kent was trained in general surgery at the University of California at San Francisco and completed his vascular surgery fellowship at Brigham and Women’s Hospital-Harvard Medical School, where he was awarded the prestigious annual E.J. Wylie Traveling Fellowship.

In March, 2008, we entered into consulting agreements with Dr. Glenn Prestwich, Prof. David Mooney, and Dr. K. Craig Kent, all of whom are members of our Scientific Advisory Board. In April, 2008, we entered into a consulting agreement with Prof. Gordana Vunjak-Novakovic, the fourth member of our Scientific Advisory Board. Per these agreements, we made restricted stock grants of 235,483 shares of our Common Stock to Dr. Prestwich and Prof. Vunjak-Novakovic and 117,741 shares of our Common Stock to Prof. Mooney and Dr. Kent. These grants vest in four annual equal installments with the first installment vesting on the one year anniversary of the member’s appointment to our Scientific Advisory Board. In addition, we agreed to pay Prof. Mooney $14,000 per year and Dr. Kent $7,000 per year. Each of the consulting agreements has a four year term which may be terminated by either us or the Scientific Advisory Board member on thirty days notice.

EXECUTIVE COMPENSATION

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers and for the fiscal years ended December 31, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary	Option Awards ($)	Deferred Compensation ($)		All Other Compensation ($)		Total Compensation ($)
Keith Murphy	2011	$217,711	—	—		—	(1)	$217,711
Chairman, Chief Executive Officer, and President	2010	$46,538	—	$63,462	(2)	—	(3)	$110,000

Barry D. Michaels,	2011	$74,315	—	—		—	(4)	$74,315
Chief Financial Officer

Sharon Presnell,	2011	$157,385	$3,163	—		—	(5)	$160,548
Executive Vice-President of Research and Development

(1)	Excludes payments made for the reimbursement of medical insurance premiums and a personal computer used primarily for business in the aggregate of less than $10,000.
(2)	Base salary earned, but payment deferred to future periods.
(3)	Excludes payments made for the reimbursement of medical insurance premiums.
(4)	Excludes payments made for the reimbursement of medical insurance premiums in the aggregate of less than $10,000.
(5)	Excludes payments made for the reimbursement of medical insurance premiums in the aggregate of less than $10,000. Also excludes $24,681 in reimbursed relocation expenses that qualify under IRS guidelines as excludable from income.

Employment Arrangements with Officers and Directors

Keith Murphy, one of our founders, has served as our President and Chief Executive Office since July, 2007. The terms of Mr. Murphy’s employment agreement, dated February 28, 2012, calls for him to receive a base salary of $302,500 per year. The term of the employment agreement expires after one year from the effective date, and automatically renews thereafter, unless we provide Mr. Murphy advanced notice of nonrenewal. Mr. Murphy is also eligible to participate in our annual bonus plan and other short-term incentive compensation plans established for our senior executives by our Board of Directors or the Compensation Committee. Mr. Murphy is also entitled to participate in our equity incentive awards plans.

Sharon Presnell became our Executive Vice President of Research and Development in May, 2011. The terms of Dr. Presnell’s employment arrangement call for her to receive a base salary of $248,014 per year. Dr. Presnell is also eligible to receive an annual bonus, which is targeted at 30% of her base salary but which may be adjusted based on her individual performance and our performance as a whole. If we terminate Dr. Presnell’s employment without cause, we are required to pay her a severance of up to six months of her base salary (in effect immediately prior to the date of the termination of her employment) plus benefits. Dr. Presnell is also entitled to participate in our equity incentive awards plans.

Barry Michaels became our Chief Financial Officer in August, 2011. The terms of Mr. Michaels’ employment arrangement call for him to receive a base salary of $230,022 per year. Mr. Michaels is also eligible to receive a bonus based on our and his attainment of certain goals and performance milestones. If we terminate Mr. Michaels’ employment without cause we are required to pay Mr. Michaels a severance of up to six months of his base salary (in effect immediately prior to the date of the termination of his employment) plus benefits. Mr. Michaels is also entitled to participate in our equity incentive awards plans.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the equity awards made to our named executive officers that were outstanding at December 31, 2011.

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or Units of stock that have not vested (#)	Market Value of shares or Units of stock that have not vested ($)
Keith Murphy (1)	—	—	—	—	367,947	$57,422
Sharon Presnell (2)	—	896,256	$0.08	5/2021	—	—
Barry Michaels	—	—	—	—	—	—

(1)	These shares vested in February 2012.
(2)	The options were granted on October 14, 2011, and vest in equal installments over four years from May 2011.

2012 Equity Incentive Plan

Our Board of Directors and stockholders adopted the 2012 Equity Incentive Plan (the “2012 Plan”) in January 2012. 6,553,986 shares of Common Stock are reserved for issuance under the 2012 Plan. If an incentive award granted under the 2012 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2012 Plan. Additionally, shares used to pay the tax or exercise price of an award will become available for future grant or sale under the 2012 Plan. To the extent an award under the 2012 Plan is paid out in cash rather than shares, the cash payment will not result in reducing the number of shares available for issuance under the 2012 Plan. The maximum number of shares subject to awards that may be granted to any individual during any calendar year is 2,000,000 and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to awards payable in cash is $2,000,000.

The number and class of shares of our Common Stock subject to the 2012 Plan, the number and class of shares subject to any numerical limit in the 2012 Plan, and the number, price and class of shares subject to awards will be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

It is expected that the compensation committee of the Board, or the Board in the absence of such a committee, will administer the 2012 Plan. Subject to the terms of the 2012 Plan, the compensation committee would have complete authority and discretion to determine the terms of awards under the 2012 Plan.

Grants

The 2012 Plan authorizes the grant to 2012 Plan participants of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and other stock or cash awards intended to comply with Section 162(m) of the Internal Revenue Code (as amended, the “Code”) and stock appreciation rights, as described below:

Stock Options. Stock options entitle the participant, upon exercise, to purchase a specified number of shares of common stock at a specified price for a specified period of time. The Administrator may grant incentive and/or non-statutory stock options under the 2012 Plan. The exercise price for each stock option shall be determined by the Administrator but shall not be less than 100% of the fair market value of the common stock on the date of grant. The “fair market value” means, if the stock is listed on any established stock exchange or national market system, the closing sales price of the stock, or, if the common stock is regularly quoted by a recognized securities dealer, but the selling prices are not reported, the mean between the high bid and low asked prices for the common stock on the day of determination, or in the absence of an established market for the stock, or if the stock is not regularly quoted or does not have sufficient trades or bid prices which would reflect the stock’s actual fair market value, the fair market value of the common stock will be determined in good faith by the Administrator upon the advice of a qualified valuation expert.

Any stock options granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Code. Only options granted to employees qualify for incentive stock option treatment.

Each stock option shall expire at such time as the Administrator shall determine at the time of grant. No stock option shall be exercisable later than the tenth anniversary of its grant. A stock option may be exercised in whole or in installments. A stock option may not be exercisable for a fraction of a share. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise in cash or such other consideration determined by the Administrator.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is the right to receive a payment equal to the excess of the fair market value of a specified number of shares of common stock on the date the SAR is exercised over the exercise price of the SAR. The exercise price for each SAR shall not be less than 100% of the fair market value of the common stock on the date of grant, and the term of an SAR shall be no more than ten years from the date of grant. At the discretion of the Administrator, the payment upon an SAR exercise may be in cash, in shares equivalent thereof, or in some combination thereof.

Upon exercise of an SAR, the participant shall be entitled to receive payment from Organovo Holdings, Inc. in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the exercise price of the SAR by the number of shares with respect to which the SAR is exercised.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may be awarded or sold to participants under such terms and conditions as shall be established by the Administrator. Restricted stock and restricted stock units shall be subject to such restrictions as the Administrator determines, including a prohibition against sale, assignment, transfer, pledge or hypothecation, and a requirement that the participant forfeit such shares or units in the event of termination of employment. A restricted stock unit provides a participant the right to receive payment at a future date after the lapse of restrictions or achievement of performance criteria or other conditions determined by the Administrator.

Performance Stock. The Administrator shall designate the participants to whom long-term performance stock/units are to be awarded and determine the number of shares, the length of the performance period and the other vesting terms and conditions of each such award. Each award of performance stock/units shall entitle the participant to a payment in the form of shares/units of common stock upon the attainment of performance goals and other vesting terms and conditions specified by the Administrator. The Administrator may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock Award.

All awards made under the 2012 Plan may be subject to vesting and other contingencies as determined by the Administrator and will be evidenced by agreements approved by the Administrator which set forth the terms and conditions of each award.

Duration, Amendment, and Termination

Unless sooner terminated by the Board, the 2012 Plan will terminate ten years after its adoption. The Board may amend, alter, suspend or terminate the 2012 Plan at any time or from time to time without stockholder approval or ratification, unless necessary and desirable to comply with applicable law. However, before an amendment may be made that would adversely affect a participant who has already been granted an award, the participant’s consent must be obtained.

2011 Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of the Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on Board Committees. Mr. Murphy, our President and Chief Executive Officer, receives no separate compensation for his service as a director.

The following table sets forth compensation earned and paid to each non-employee director for service as a director during 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Robert Baltera, Jr. (1)	—	$2,898	—	—	$2,898
Andras Forgacs (2)	—	—	—	—	—
Gabor Forgacs (3)	—	—	—	—	—

(1)

In October, 2009 we entered into a Memorandum of Understanding with Robert Baltera, Jr. in connection with his ongoing service as one of our directors. Pursuant to this arrangement we granted Mr. Baltera 36,228 shares of restricted Common Stock, which vest in four equal annual installments, commencing one year from the date of grant, provided Mr. Baltera remains a director on the applicable vesting date. In October 2011 we additionally granted Mr. Baltera 32,423 shares of restricted Common Stock, one quarter of which vested that month and the remainder of which will vest in three equal annual installments. Our arrangement with Mr. Baltera is terminable at will by either party.
(2)	In February, 2008 we issued 60,365 shares of restricted Common Stock to Andras Forgacs as compensation for his services as a director. These shares vested to the extent of 25% of the original grant on the first anniversary of the grant date, and thereafter at the rate of 6.25% of the original grant on a quarterly basis, provided that Mr. Forgacs remains a director on the applicable vesting date.
(3)	Gabor Forgacs resigned as a director effective February 8, 2012.

Our director compensation is overseen by the Compensation Committee, which makes recommendations to the Board of Directors on the appropriate amount and structure of our programs in light of then-current competitive practice. The Compensation Committee receives advice and recommendations from Compensia, our compensation consultant, with respect to its determination on director compensation matters. In September 2012, the Compensation Committee adopted our current non-employee director compensation policy, pursuant to which non-employee directors are compensated for their services on our Board of Directors.

Pursuant to this policy, our non-employee directors will receive a fee of $2,000 for attending each board meeting and $1,000 for attending each committee meeting (for which he or she is a member) and will be reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Committee chairs will receive an additional annual fee as follows: Audit Committee, $10,000; Compensation Committee, $6,000; and Nominating and Governance Committee, $5,500. In the event we appoint a non-employee director to serve either as a Non-Executive Chairman or a Lead Director, such direct will receive an annual retainer of $30,000 if serving as the Non-Executive Chairman or $18,000 if serving as the Lead Director.

In addition, pursuant to this policy, non-employee directors will receive equity-based compensation under our 2012 Equity Incentive Plan. Each non-employee director will receive an annual grant of options to acquire the number of shares of our common stock equal to 0.04% of our outstanding shares of common stock as of the end of our most recently completed fiscal quarter (rounded to the nearest 500 share) the day after each annual meeting of stockholders. These options will be granted at fair market value on the grant date, vest on the earlier of one year from the date of grant or the next annual meeting of stockholders and expire on the tenth anniversary of the grant date. Non-employee directors will also receive a grant of options to acquire the number of shares of our common stock equal to 0.07% of our outstanding shares of common stock as of the end of our most recently completed fiscal quarter (rounded to the nearest 500 share) upon his or her initial election to our board. These options will be granted at fair market value on the grant date, vest ratably on a quarterly basis over the first three anniversaries of the grant date and expire on the tenth anniversary of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our common stock as of September 7, 2012 by (i) each person who, to our knowledge, beneficially owns more than 5% of our common stock; (ii) each of our directors and named executive officers; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the table or the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Organovo Holdings, Inc., 6275 Nancy Ridge Dr., San Diego, California 92121.

We determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from Company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of September 7, 2012. Applicable percentages are based on 44,280,355 shares of common stock outstanding as of September 7, 2012.

Name and address of Beneficial Owner	No. Shares of Common Stock Beneficially Owned		Percent of Common Stock Outstanding
5% or Greater Stockholders:
Kevin Kimberlin (6) 1700 East Putnam Avenue Suite 401 Greenwich, CT 06870	5,489,433 6,057,741	(3)	12.4 13.7	% %
Gabor Forgacs

Directors:
Keith Murphy (1)	6,311,092	(2)	14.3%
Andras Forgacs (1)	766,588		1.7%
Robert Baltera, Jr. (1)	126,392	(4)	*
James Glover (1)	—		*
Adam Stern (1)(5) c/o Spencer Trask Ventures 750 Third Avenue New York, NY 10017	1,604,484		4.0%

Executive Officers:
Barry D. Michaels (1)	207,500	(8)	0.5	% or *
Sharon Collins Presnell (1)	224,064	(9)	*
Eric Michael David (1)	814,306	(10)	1.8%
Michael Renard (1)	—	(11)	*
All directors and executive officers as a group (9 persons)	10,213,296	(7)	23.1%

*	Less than 1.0%
(1)	Executive officer and/or director.
(2)	255,255 of these shares are held by Equity Trust Co., Custodian FBO Keith Murphy IRA. Includes warrants to purchase 30,000 shares of Common Stock at an exercise price of $1.00 per share.
(3)	Includes warrants to purchase 3,750 shares of Common Stock at an exercise price of $1.00 per share.
(4)	18,114 of these shares vested in or before October, 2011. Includes warrants to purchase 28,000 shares of Common Stock at an exercise price of $1.00 per share.

(5)	Represents (i) 741,395 shares owned by Adam Stern, (ii) 360,000 shares underlying warrants owned by Adam Stern; (iii) 158,870 shares owned by ST Neuroscience Partners, LLC; (iv) 211,827 shares owned by Pavilion Capital Partners, LLC; and (v) 132,392 shares owned by Piper Venture Partners, LLC. Does not include shares underlying warrants held by the Placement Agent or its affiliates issued in connection with the Bridge Financing or the Offering.
(6)	Represents (i) 1,082,489 shares held by Spencer Trask Investment Partners, LLP and (ii) 4,406,943 shares underlying warrants owned by Spencer Trask Ventures, Inc. issued in connection with the Bridge Financing or the Offering.
(7)	Includes warrants to purchase 448,000 shares of Common Stock at an exercise price of $1.00 per share. Does not include shares underlying warrants issued to the Placement Agent in connection with the Bridge Financing or the Offering.
(8)	Includes warrants to purchase 10,000 shares of Common Stock at an exercise price of $1.00 per share. Includes 79,687 vested stock options. Does not include 62,500 additional shares of common stock subject to future vesting pursuant to a stock option agreement.
(9)	Stock option shares that will vest within 60 days of June 1, 2012. Does not include 847,192 additional shares of common stock subject to future vesting pursuant to the terms of stock option agreements.
(10)	Includes warrants to purchase 20,000 shares of Common Stock at an exercise price of $1.00 per share. Does not include 600,000 shares of common stock subject to future vesting pursuant to the terms of a stock option agreement.
(11)	Does not include 600,000 shares of common stock subject to future vesting pursuant to the terms of a stock option agreement.

Changes in Control

We are not aware of any or a party to arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

To the Company’s knowledge, no person who, during the fiscal year ended December 31, 2011, was a director or officer of the Company, or beneficial owner of more than ten percent of the Company’s common stock (which is the only class of securities of the Company registered under Section 12 of the Act), failed to file on a timely basis reports required by Section 16 of the Act during such fiscal year. The foregoing is based solely upon a review by the Company of Forms 3 and 4 relating to the most recent fiscal year as furnished to the Company under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by the Company from any reporting person that no Form 5 is required.

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial and accounting officer, as appropriate, to allow timely decisions regarding required disclosure.

Under the supervision of our Chief Executive Officer and our Chief Financial Officer, and with the participation of all members of management, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Exchange Act. Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were designed and operating effectively as of September 30, 2012.

Internal Control over Financial Reporting

There was no change in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the fiscal quarter ended September 30, 2012 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Effectiveness of Controls

Our management, including our Chief Executive Officer and our Chief Financial Officer, do not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

CORPORATE GOVERNANCE

Overview

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Business Conduct, together with our Certificate of Incorporation, Bylaws and charters of our Board Committees, form the basis for our corporate governance framework.

Our Corporate Governance Guidelines (which includes our standard for determining director independence), our Code of Business Conduct (which includes our policies on ethics and compliance), our Board Committee charters and other corporate governance information can be found in the “Investor Relations” section of our website accessible at www.organovo.com. Any stockholder also may request copies of these materials in print, without charge, by contacting our Corporate Secretary at Organovo Holdings, Inc., 6275 Nancy Ridge Dr., San Diego, California 92121.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure effective corporate governance of our Company. Our Corporate Governance Guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluation of the Board and its committees. Our Corporate Governance Guidelines are reviewed regularly by the Nominating and Corporate Governance Committee of our Board and revised when appropriate.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers, and employees, including our principal executive officer and principal financial officer. We intend to review this Code of Business Conduct on an annual basis and modify it as appropriate. A copy of our Code of Business Conduct, and any amendments to this code, or any waivers of its requirements, is located on our website at www.organovo.com, as permitted under SEC rules and regulations. We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct granted to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

Attendance at Meetings

No meetings of our Board of Directors or any committee thereof took place prior to our reverse merger. Since our reverse merger in February 2012, each director has attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and Board Committees on which such director serves. Board members are expected to attend the Annual Meeting.

Board Composition

Our Board of Directors is authorized to have five members. There are no family relationships among any of our directors and executive officers. Our Board of Directors is comprised of three classes, as follows:

•	Class I, whose member is Keith Murphy. The term of the Class I director expires at the Annual Meeting;

•	Class II, whose members are Andras Forgacs and Adam Stern. The terms of the Class II directors expire at our 2013 Annual Meeting of Stockholders; and

•	Class III, whose members are Robert Baltera Jr. and James Glover. The terms of the Class III directors expire at our 2014 Annual Meeting of Stockholders.

At each annual meeting of stockholders, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are elected and qualified. The authorized number of directors may be changed only by resolution of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by stockholders in accordance with our Bylaws.

Board of Directors Leadership Structure

Our Board of Directors believes that Mr. Murphy’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stockholders at this time. Mr. Murphy possesses detailed and in-depth knowledge of our technology and the issues, opportunities and challenges we face as a company. The Board determined that he is the person best positioned to develop agendas that ensure that our Board’s time and attention are focused on the most critical matters. Our Board also determined that his combined role enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees, customers and research partners. Each of the Board Committees are comprised entirely of independent directors, and our Board believes that these Board Committees provide effective oversight of our executive officers. Although our Board currently believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our Bylaws and Corporate Governance Guidelines provide our Board with the flexibility to separate the positions of Chairman of the Board and Chief Executive Officer. While we do not currently intend to separate these positions, a change in leadership structure would be made if our Board determines it is in the best long-term interests of the Company and its stockholders.

Executive Sessions of Independent Directors

The independent directors of the Board will meet in executive session at least three times each year. The Presiding Director will chair these meetings, or if no Presiding Director has been selected by the independent directors, then an independent director will be selected at the beginning of each executive session to preside over the meeting.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing our risk management. To assist its oversight function, the Board has delegated many risk oversight functions to the Audit Committee. Under its charter, the Audit Committee is responsible for providing advice to the Board with respect to our risk evaluation and mitigation processes, including, in particular, the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, and external risks inherent in our business. In addition to the Audit Committee’s work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed.

Our executive officers provide our Board and its committees with regular updates about our strategies and objectives and the risks inherent within them at Board and Committee meetings. Board and Committee meetings also provide a venue for directors to discuss issues of concern with management. Our Board of Directors and Committees can call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures. Our Board believes that the work undertaken by the Audit Committee, together with the work of the full Board, the President and the Chief Executive Officer, enables the Board to effectively oversee our risk management function.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as a director, the Nominating and Corporate Governance Committee will consider a reasonable number of candidates recommended by a single stockholder who has held over 0.1% of our common stock for over one year and who satisfies the notice, information and consent provisions set forth in our Bylaws and Corporate Governance Guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Organovo

Holdings, Inc., 6275 Nancy Ridge Dr., San Diego, California 92121. The Nominating and Corporate Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees. A printed copy of our Bylaws and Corporate Governance Guidelines may be obtained by any stockholder upon request to our Corporate Secretary.

Identification and Evaluation of Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Our Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective Board Committees, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Nominating and Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Nominating and Corporate Governance Committee deems appropriate, including the use of third parties to review candidates.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board and its Committees to fulfill their respective responsibilities. As set forth in our Corporate Governance Guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of the Company’s stockholders. In addition, the Nominating and Corporate Governance Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director nominees. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, fundraising, and Company and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his profession and community. We also believe that our directors’ diversity of backgrounds and experiences results in different perspectives, ideas, and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

The Nominating and Corporate Governance Committee and the Board believe that each of the director nominees for election at the annual meeting brings a strong and unique set of qualifications, attributes and skills and provides the Board as a whole with an optimal balance of experience, leadership and competencies in areas of importance to our Company. Under “Proposal One—Election of Directors,” we provide an overview of each directors principal occupation, business experience and other directorships, together with other key attributes that we believe provide value to the Board, the Company and its stockholders.

Director Independence

The Board has adopted the definition of director independence set forth in the listing standards of the Nasdaq Stock Market for its standard to assist it in making its determination of director independence. The Board assesses on a regular basis, and at least annually, the independence of our directors and, based on the recommendation of the Nominating and Corporate Governance Committee, makes a determination as to which directors are independent.

The Board has determined that the following directors, are independent under our Corporate Governance Guidelines: Messrs. Baltera and Glover. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board of Directors has established the following committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Directors serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Membership of the Committees of the Board

	Audit	Compensation	Nominating and Corporate Governance
Robert Baltera Jr.	X	X	Chair
James Glover	Chair	Chair	X

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process. The responsibilities of our Audit Committee include, among other things:

•	appointing our independent registered public accounting firm and determining the funding for audit and review by them of our consolidated financial statements and any permissible non-audit services;

•	evaluating and overseeing our independent registered public accounting firm’s independence and performance;

•	reviewing our annual and quarterly consolidated financial statements and reporting and discussing the financial statements and reports with our independent auditors and management;

•	approving the disclosures in and filing of our periodic reports on Form 10-K and Form 10-Q to be filed with the SEC;

•

reviewing with our independent auditors and management any significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding internal controls, accounting or auditing matters;

•	establishing procedures for the confidential, anonymous submissions by employees regarding accounting, internal controls or accounting matters;

•	reviewing and, if appropriate, approving proposed related party transactions; and

•	developing, reviewing and amending our Code of Business Conduct.

Both our independent auditors and management periodically meet separately with our Audit Committee. A copy of our Audit Committee charter is available on our website www.organovo.com.

The current members of our Audit Committee are Messrs. Glover and Baltera. Mr. Glover serves as chairman of the Audit Committee. Our Board of Directors has determined that all of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC.

Our Board of Directors has determined that each member of our Audit Committee is an Audit Committee financial expert as defined under the applicable rules of the SEC. Our Board of Directors has determined that all of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the Corporate Governance Guidelines.

Compensation Committee. Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. The responsibilities of this committee include, among other things:

•

determining the compensation and other terms of employment of our executive officers and senior management, and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to members of our Board of Directors;

•

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	administering the issuance of stock options and other equity incentive arrangements under our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements; and

•

reviewing and approving the terms of employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and senior management.

Our Compensation Committee with the input of senior management evaluates potential risks related to our compensation policies and practices for employees and has determined that we have no compensation risks that are reasonably likely to have a material adverse effect on our company. We structure our compensation to address company-wide risk. This is accomplished in part by tying compensation to corporate goals and individual performance goals. These goals can be adjusted annually to address risks identified in the annual risk assessment. We also use a mix of different compensation elements to balance short-term awards versus long-term awards to align compensation with our business strategy and stockholders’ interests. We believe the combination of base salary, performance-based cash awards and stock-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our company. We have adopted a Compensation Committee charter, a copy of which is available on our website at www.organovo.com.

The current members of our Compensation Committee are Messrs. Glover and Baltera. Mr. Glover serves as the chairman of the Compensation Committee. Our Board of Directors has determined that all of the members of our Compensation Committee are independent directors under the applicable rules and regulations of the SEC and our Corporate Governance Guidelines.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors.

The responsibilities of this committee include, among other things:

•	developing and maintaining a current list of the functional needs and qualifications of members of our Board of Directors;

•	evaluating director performance on the Board of Directors and applicable committees of the Board of Directors and determining whether continued service on our Board of Directors is appropriate;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating stockholder nominations of candidates for election to our Board of Directors;

•	developing, reviewing and amending a set of corporate governance policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•

recommending to our Board of Directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

A copy of our Nominating and Corporate Governance Committee charter is available on our website www.ogranovo.com.

The current members of our Nominating and Corporate Governance Committee are Messrs. Baltera and Glover. Mr. Baltera serves as the chairman of the committee. Our Board of Directors has determined that all of the members of our Nominating and Corporate Governance Committee are independent directors under the applicable rules and Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Communicating with the Board

Our Corporate Governance Guidelines establish procedures by which stockholders and other interested parties may communicate with the Board, any Committee of the Board, any individual director (including the Presiding Director) or the independent non-employee directors as a group. Such parties can send communications by mail to the Board in care of the Corporate Secretary, 6275 Nancy Ridge Dr., San Diego, California 92121 . The name or title of any specific recipient or group should be noted in the communication. Communications from stockholders are distributed by the Corporate Secretary to the Board or to the Committee or director(s) to whom the communication is addressed, however the Corporate Secretary will not distribute items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate the Company’s engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Compensation Consultant

In the last fiscal year, the Compensation Committee has selected and retained Compensia, Inc. as independent executive compensation consultants. Compensia provides compensation consulting services to the Compensation Committee, reports directly to the Compensation Committee, only provides services that are requested by the Compensation Committee and works with the Company’s management only on matters for which the Compensation Committee is responsible.

Policy on Stock Hedging

All directors and executive officers are prohibited from engaging in short-term or speculative transactions involving our securities, such as publicly traded options, short sales, puts and calls, and hedging transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 2010, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the applicable year end and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements described in “Executive Compensation” and the transactions set forth below. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Transactions with Public Company Shareholders

Forward Split, Split-Off and Share Cancellation

Real Estate Restoration and Rental, Inc.’s (“RERR”) common stock was forward-split on a 10.5913504 for 1 basis, with a record date of January 23, 2012 and an effective date of January 31, 2012. As a result of this stock split and the Reincorporation Merger, there were approximately 6,000,000 shares of Organovo Holdings, Inc.’s (“Holdings-Delaware”) common stock issued and outstanding before taking into account the issuance of shares of common stock to purchasers of Units (as defined below) in the Offering (as defined below) and in the Merger and after giving pro forma effect to the Split-Off, as discussed below.

Upon the closing of the Merger, Holdings-Delaware transferred all of its operating assets and liabilities to Organovo Split Corp., a Delaware corporation (“PSOS”), and split-off PSOS (the “Split-Off”) through the sale of all of the outstanding capital stock of PSOS to its executive officers, directors and their affiliates (the “Split-Off Shareholders”). In connection with the Split-Off, 5,000,000 shares of common stock held by the Split-Off Shareholders were surrendered and cancelled without further consideration, other than the receipt of PSOS shares. An additional 1,236,000 shares of common stock were cancelled by other shareholders of Holdings-Delaware for no or nominal consideration. Concurrently with the closing of the Merger and in contemplation of the Merger, we completed the initial closing of a private offering (the “Offering”) of our securities (“Units”), at a price of $1.00 per Unit. Each Unit consists of one share of Common Stock and a warrant to purchase one share of Common Stock.

Transactions with the Placement Agent and its Related Parties

We retained Spencer Trask Ventures, Inc. to serve as our placement agent (the “Placement Agent”) in connection with the Bridge Financing (as defined below), the Merger and the Offering as described herein. Adam Stern, one of our directors, is a Senior Managing Director of the Placement Agent.

The Placement Agent acted as finder to Organovo in connection with our bridge financing, in which Organovo issued $1,500,000 in principal amount of its 6% convertible promissory notes due March 31, 2012 (the “Bridge Notes”) and warrants to purchase an aggregate of 1,500,000 shares of Organovo’s common stock at a price of $1.00 per share (the “Bridge Warrants”) to accredited investors (the “Bridge Financing”). The Placement Agent was issued warrants to purchase Organovo warrants that automatically converted into warrants to purchase 20% of the shares of Holdings-Delaware Common Stock underlying the Units issued upon the conversion of the Bridge Notes in the Offering at a price of $1.00 per share as compensation for acting as a finder in the Bridge Financing. These warrants were exchanged at the initial close of the Offering for warrants (which are identical to the Placement Agent Warrants (as defined below) discussed below) to purchase 610,155 shares of common stock at an exercise price of $1.00 per share.

Prior to the initial closing of the Offering, several related parties to the Placement Agent purchased an aggregate of 219,705 shares of Holdings-Delaware’s common stock (2,326,974 shares on a post stock split adjusted basis) from various shareholders of Holdings-Delaware. The aggregate purchase price paid to such shareholders by the related parties for such shares was approximately $155,000. All of the foregoing shares of common stock are subject to a lock-up agreement. See “Lock-ups” below.

We engaged the Placement Agent as our exclusive placement agent in connection with a the Offering. For its services, we paid the Placement Agent (i) a cash fee equal to 10% of the gross proceeds raised in the Offering and (ii) a non-accountable expense allowance equal to 3% of the gross proceeds raised in the Offering. In addition, we granted to the Placement Agent or its designees, for nominal consideration, five-year warrants (“Placement Agent Warrants”) to purchase shares of common stock at an exercise price of $1.00 per share. The placement agent and its selected dealers were paid total cash commissions of $1,372,260 and the Placement Agent was paid an expense allowance of $411,678 and was issued Placement Agent Warrants to purchase 6,099,195 shares of common stock (including 610,155 warrants issued in connection with issuance of the bridge promissory notes and subsequently exchanged for new warrants in the Merger).

We have agreed to engage the Placement Agent as our warrant solicitation agent in the event the warrants issued to investors in the Offering (the “Investor Warrants”) are called for redemption and shall pay a warrant solicitation fee to the Placement Agent equal to five (5%) percent of the amount of funds solicited by the Placement Agent upon the exercise of the Investor Warrants following such redemption.

The Placement Agent was granted the right to designate one member to our Board of Directors and has designated Adam Stern to fill such Board seat.

The price of the Units was determined following our discussions with the Placement Agent. Among the factors considered in the negotiations were our limited operating history, our history of losses, an assessment of our management and our proposed operations, our current financial condition, the prospects for the industry in which we operate, the prospects for the development of our business with the capital raised in the Offering and the general condition of the securities markets at the time of the Offering. The Offering price of the Units or the exercise price of the Investor Warrants did not necessarily bear any relationship to our assets, book value or results of operations or any other generally accepted criterion of value.

As a result of these transactions, as of April 13, 2012, Mr. Stern reported holding 741,395 shares of common stock and warrants to purchase 360,000 shares of common stock. He also reported indirect beneficial ownership of 158,870 shares owned by ST Neuroscience Partners, LLC, 211,827 shares owned by Pavilion Capital Partners, LLC; and 132,392 shares owned by Piper Venture Partners, LLC. As of April 27, 2012, Mr. Kimberlin reported indirect beneficial ownership of 1,082,489 shares held by Spencer Trask Investment Partners, LLP and warrants to purchase 4,406,943 shares owned by Spencer Trask Ventures, Inc. issued in connection with the Bridge Financing or the Offering.

We have agreed to indemnify the Placement Agent and other broker-dealers who are FINRA members selected by the Placement Agent to offer and sell Units, to the fullest extent permitted by law for a period of four (4) years from the closing of the Offering, against certain liabilities that may be incurred in connection with the Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agent may be required to make in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Placement Agent, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Lock-ups

Officers, directors and holders of 5% or more of our common stock have agreed to “lock-up” and not sell or otherwise transfer or hypothecate any of their shares for a term equal to the earlier of (i) twelve (12) months from the Closing Date of the Merger; or (ii) six (6) months following the effective date of the registration statement registering the shares of common stock that were sold in the Offering.

Warrant Agent Agreement

The Company has retained Aegis Capital to act as its Warrant Agent for the Offer to Amend and Exercise pursuant to a Warrant Agent Agreement attached as Exhibit (d)(1) to its Schedule TO (the “Warrant Agent Agreement”). For a discussion of the Warrant Agent Agreement, see Section 21, “Fees and Expenses” in the Offer to Amend and Exercise. Adam K. Stern, Head of Private Equity Banking of Aegis Capital, is a director of the Company.

Related Party Transaction Policy and Procedures

Pursuant to our Related Party Transaction and Procedures, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee or our independent directors. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited, to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

As of September 30, 2012, our authorized capital stock consisted of 150,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share.

Description of Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock. The certificate of incorporation does not provide for cumulative voting in the election of directors. The Common Stock holders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon our liquidation, dissolution or winding up, the Common Stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

Our Preferred Stock, par value $0.001 per share, may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by our Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Registration Rights Agreement

We were required to file the registration statement of which this prospectus forms a part pursuant to the terms and provisions of a Registration Rights Agreement. A form of the Registration Rights Agreement is filed as Exhibit 10.5 to the registration statement of which this prospectus forms a part. The holders of any registrable securities removed from the registration statement a result of a Rule 415 or other comment from the SEC shall have “piggyback” registration rights for the shares of common stock or common stock underlying such warrants with respect to any registration statement filed by us following the effectiveness of the registration statement which would permit the inclusion of these shares.

We have agreed to use reasonable efforts to maintain the effectiveness of this registration statement until the earlier of (i) the one year anniversary of the date the registration statement of which this prospectus forms a part is declared effective by the SEC or (ii) until Rule 144 of the Securities Act is available to the selling security holders with respect to all of their shares.

Anti-Takeover Effects of Provisions of Delaware State Law

Anti-takeover provisions in our certificate of incorporation and Delaware law could make an acquisition more difficult and could prevent attempts by our stockholders to remove or replace current management.

Anti-takeover provisions of Delaware law and in our certificate of incorporation and our bylaws may discourage, delay or prevent a change in control of our company, even if a change in control would be beneficial to our stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. In particular, under our certificate of incorporation our board of directors may issue up to 25,000,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. Moreover, without any further vote or action on the part of the stockholders, the board of directors would have the authority to determine the price, rights, preferences, privileges, and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over, and harm the rights of, the holders of common stock. Although the issuance of this preferred stock would provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. Similarly, our authorized but unissued common stock is available for future issuance without stockholder approval.

Warrants

For a description of our warrants, please see the Offer to Amend and Exercise.

Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, we may indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or to our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

ADDITIONAL INFORMATION FURNISHED BY REFERENCE

The Company has included in its Schedule TO, the accompanying Offer to Amend and Exercise and this Supplemental Company Information the information required by Form 10, and first provided by the Company pursuant to its Current Report on Form 8-K/A filed with the SEC on May 11, 2012. The Company incorporates by reference into this Supplemental Company Information the documents listed below and filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2012 Annual Meeting of Stockholders filed with the SEC on September 17, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed with the SEC on November 14, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on August 14, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the SEC on May 15, 2012;

•

our Current Reports on Form 8-K and Form 8-K/A filed with the Commission on May 11, 2012, July 9, 2012, August 9, 2012 as amended by Form 8-K/A filed August 10, 2012, October 10, 2012, and October 19, 2012; and

•	the description of our common stock contained in our registration statement on Form 8/A filed with the SEC on March 13, 2012.

These documents, and all exhibits attached thereto, can be accessed electronically at no cost on the SEC’s website at www.sec.gov and on the Company’s website at www.organovo.com. In addition, the Company will provide each holder of an Original Warrant a copy of any or all of these documents and any other information that has been incorporated by reference into this Supplemental Company Information upon written or oral request at no cost to the requester. Requests should be directed to: Organovo Holdings, Inc., 6275 Nancy Ridge Drive, Suite 1100, San Diego, CA 92121, Attn: Corporate Secretary, telephone: (858) 550-9994.

EXHIBITS

(a) Exhibits:

The following exhibit index shows those exhibits incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of February 8, 2012, by and among Organovo Holdings, Inc. a Delaware corporation, Organovo Acquisition Corp., a Delaware corporation and Organovo, Inc., a Delaware corporation (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

2.2	Certificate of Merger as filed with the Delaware Secretary of State effective February 8, 2012 (incorporated by reference from Exhibit 2.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

2.3	Articles of Merger as filed with the Nevada Secretary of State effective December 28, 2011 (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2012 (the “February 2012 Form 8-K”)

2.4	Agreement and Plan of Merger, dated as of December 28, 2011, by and between Real Estate Restoration and Rental, Inc. and Organovo Holdings, Inc. (incorporated by reference from Exhibit 2.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on January 4, 2012)

2.5	Certificate of Merger as filed with the Delaware Secretary of State effective January 30, 2012 (incorporated by reference from Exhibit 2.3 to the February 3, 2012 Form 8-K)

2.6	Agreement and Plan of Merger, dated as of January 30, 2012, by and between Organovo Holdings, Inc. (Nevada) and Organovo Holdings, Inc. (Delaware) (incorporated by reference from Exhibit 2.2 to the February 3, 2012 Form 8-K)

2.7	Articles of Merger as filed with the Nevada Secretary of State effective January 30, 2012 (incorporated by reference from Exhibit 2.4 to the February 3, 2012 Form 8-K)

3.1(i)	Articles of Incorporation of Real Estate Restoration and Rental, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s registration statement (SEC File No. 333-169928) on Form S-1, as filed with the SEC on October 13, 2010)

3.1(ii)	Certificate of Incorporation, Certificate of Change of Registered Agent and/or Registered Office, Certificate of Correction, and Certificate of Amendment of Certificate of Incorporation, each of Organovo, Inc., as filed with the Secretary of State of the State of Delaware on April 19, 2007, January 30, 2009, July 29, 2010, and September 28, 2011 respectively (incorporated by reference from Exhibit 3.1(ii) to the Company’s Amendment No. 1 to Current Report on Form 8-K/A, as filed with the SEC on March 30, 2012)

3.1(iii)	Certificate of Incorporation of Organovo Holdings, Inc. (Delaware) (incorporated by reference from Exhibit 3.1 to the February 3, 2012 Form 8-K)

3.2	Bylaws of Organovo Holdings, Inc. (Delaware) (incorporated by reference from Exhibit 3.2 to the February 3, 2012 Form 8-K)

4.1	Form of Bridge Warrant of Organovo, Inc. (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

4.2	Form of Bridge Promissory Note of Organovo, Inc. (incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

Exhibit No.	Description

4.3	Form of Warrant of Organovo, Inc. issued to former holders of Organovo, Inc. promissory notes (incorporated by reference from Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

4.4	Form of Investor Warrant of Organovo Holdings, Inc. (incorporated by reference from Exhibit 4.4 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

4.5(i)	Form of Warrant of Organovo Holdings, Inc. ($1.00 exercise price) issued to Placement Agent (incorporated by reference from Exhibit 4.2(i) to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

4.5(ii)	Form of Warrant of Organovo, Inc. ($1.00 exercise price) issued to Selling Agent (incorporated by reference from Exhibit 4.2(ii) to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

4.5(iii)	Form of Warrant of Organovo Holdings, Inc. ($1.00 exercise price) issued to Placement Agent in exchange for Organovo, Inc. warrant issued to Selling Agent (incorporated by reference from Exhibit 4.2(iii) to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

4.5	Form of Warrant of Organovo Holdings, Inc. issued to former holders of Organovo, Inc. promissory notes (incorporated by reference from Exhibit 4.5 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

4.6	Form of New Bridge Warrant (incorporated by reference from Exhibit 4.6 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

4.7	Form of Lock-Up Agreement (incorporated by reference from Exhibit 4.7 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.1	Form of Securities Purchase Agreement between Organovo, Inc and the Bridge Investors (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.2	Escrow Agreement, by and among Organovo, Inc., the Selling Agent and Signature Bank (incorporated by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

10.3	Selling Agent Agreement between Organovo, Inc. and the Selling Agent (incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

10.4	Form of Subscription Agreement, by and between Organovo Holdings, Inc. and the investors in the offering (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

10.5	Form of Registration Rights Agreement, by and between Organovo Holdings, Inc. and the investors in the offering (incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

10.6	Escrow Agreement, by and among Organovo, Inc., the Placement Agent and Signature Bank (incorporated by reference from Exhibit 10.51 to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

10.6(i)	Extension to Escrow Agreement (incorporated by reference from Exhibit 10.5(iii) to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

10.7(i)	Joinder by Organovo Holdings, Inc. to Placement Agency Agreement (incorporated by reference from Exhibit 10.4(ii) to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

Exhibit No.	Description

10.7(ii)	Joinder by Organovo Holdings, Inc. to Escrow Agreement (incorporated by reference from Exhibit 10.5(ii) to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

10.8	Placement Agent Agreement between Organovo, Inc. and the Placement Agent (incorporated by reference from Exhibit 10.4(i) to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

10.8(i)	Extension to Placement Agent Agreement (incorporated by reference from Exhibit 10.4(iii) to the Company’s Current Report on Form 8-K, as filed with the SEC on March 16, 2012)

10.9	Split-Off Agreement, by and among Organovo Holdings, Inc., Organovo Split Corp., Deborah Lovig and James Coker (incorporated by reference from Exhibit 10.9 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.10	General Release Agreement by and among Organovo Holdings, Inc., Organovo Split Corp., Deborah Lovig and James Coker (incorporated by reference from Exhibit 10.10 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.11	Form of Share Cancellation Agreement and Release (incorporated by reference from Exhibit 10.11 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.12	Offer Letter between Barry D. Michaels and Organovo, Inc. *** (incorporated by reference from Exhibit 10.12 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.13	Offer Letter between Sharon Collins Presnell and Organovo, Inc. *** (incorporated by reference from Exhibit 10.13 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.14	Organovo, Inc. 2008 Equity Incentive Plan *** (incorporated by reference from Exhibit 10.14 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.15	Organovo Holdings, Inc. 2012 Equity Incentive Plan*** (incorporated by reference from Exhibit 10.15 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.16	Form of Stock Option Award Agreement under the 2012 Equity Incentive Plan *** (incorporated by reference from Exhibit 10.16 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.17	Form of Indemnification Agreement *** (incorporated by reference from Exhibit 10.17 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.18	Memorandum of Understanding between Organovo, Inc. and Robert Baltera, Jr. *** (incorporated by reference from Exhibit 10.18 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.19	Scientific Advisory Board Consulting Agreement, dated as of March 17, 2008, by and between Organovo, Inc. and Glenn Prestwich, Ph.D. (incorporated by reference from Exhibit 10.19 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.20	Scientific Advisory Board Consulting Agreement, dated as of March 17, 2008, by and between Organovo, Inc. and David Mooney, Ph.D. (incorporated by reference from Exhibit 10.20 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.21	Scientific Advisory Board Consulting Agreement, dated as of April 14, 2008, by and between Organovo, Inc. and Gordana Vunjak-Novakovic (incorporated by reference from Exhibit 10.21 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

Exhibit No.	Description

10.22	Scientific Advisory Board Consulting Agreement, dated as of June 30, 2008, by and between Organovo, Inc. and K. Craig Kent, M.D. (incorporated by reference from Exhibit 10.22 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)

10.23	License Agreement dated as of March 24, 2009, by and between Organovo, Inc. and the Curators of the University of Missouri, **** (incorporated by reference from Exhibit 10.23 to the Company’s Current Report on Form 8-K, as filed with the SEC on May 11, 2012)

10.24	License Agreement dated as of March 12, 2010 by and between the Company and the University of Missouri, **** (incorporated by reference from Exhibit 10.24 to the Company’s Current Report on Form 8-K, as filed with the SEC on May 11, 2012)

10.25	License Agreement dated as of May 2, 2011, by and between the Company and Clemson University Research Foundation, **** (incorporated by reference from Exhibit 10.25 to the Company’s Current Report on Form 8-K, as filed with the SEC on May 11, 2012)

10.26	3D Bio-Printer Development Program Agreement, dated as of March 3, 2011, by and between Invetech Pty Ltd (“Invetech”) and Organovo Holdings, Inc. (incorporated by reference from Exhibit 10.25 to the Company’s Current Report on Form 8-K/A, as filed with the SEC on March 30, 2012) ****
21.1	Subsidiaries of Organovo Holdings, Inc. (incorporated by reference from Exhibit 10.25 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 13, 2012)